As filed with the Securities and Exchange Commission on February 14, 2002
                           Registration No. 333-43078
     =====================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                 TO FORM S-1/S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
          ------------------------------------------------------------
                            INTERFERON SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

                           Delaware 325414 22-2313648

 (State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
   Identification corporation or organization) Classification Number) Number)

          ------------------------------------------------------------
                                783 JERSEY AVENUE
                             NEW BRUNSWICK, NJ 08901
                                 (732) 249-3250
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            LAWRENCE M. GORDON, ESQ.
                             Chief Executive Officer
                            Interferon Sciences, Inc.
                                783 Jersey Avenue
                         New Brunswick, New Jersey 08901
                                 (732) 249-3250
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             ROBERT J. HASDAY, ESQ.
                          Duane, Morris & Heckscher LLP
                              380 Lexington Avenue
                            New York, New York 10168
                                 (212) 692-1010

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                           CALCULATION OF REGISTRATION FEE

                                                       Proposed            Proposed
     Title of Each Class                                Maximum             Maximum         Amount of
        of Securities               Amount to         Offering Price       Aggregate      Registration
       to be Registered           be Registered         Per Share         Offering Price        Fee
      -----------------           -------------         ---------         --------------        ---

 Common Stock, par value $.01         2,000,000(1)        $.30             $600,000            $55.20(1)
          per share


(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee and based upon the average of the high and low prices per share of the common stock, on February 13, 2002, as reported on the OTC Bulletin Board, of $.30.


         THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


 PROSPECTUS                                                SUBJECT TO COMPLETION

                                                               February 14, 2002

                            INTERFERON SCIENCES, INC.

                        28,209,006 SHARES OF COMMON STOCK

         We have prepared this Prospectus to allow the selling stockholders we identify herein to sell up to 28,209,006 shares of our common stock (which includes 15,069,569 shares of common stock issuable upon exercise of warrants). We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we could receive up to $21,122,024 upon exercise of the warrants. Any proceeds we receive from the exercise of the warrants will be used for general corporate purposes.

         We expect that sales made pursuant to this Prospectus will be made

        - in broker's transactions,
        - in transactions directly with market makers, or
        - in negotiated sales or otherwise.

         The shares may be sold at current market prices or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, and brokerage commissions associated with the sale of their shares.

         The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

         Our common stock is traded on the OTC Bulletin Board under the symbol "IFSC." On February 12, 2002, the last reported sale price of our common stock on the OTC Bulletin Board was $ .31 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

Neither the SEC nor any state securities commission has approved the common stock nor have these organizations determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


         The date of this Prospectus is February __, 2002.

         This Prospectus contains forward-looking statements relating to future events or our future financial performance. These statements are only predictions and actual events or results may be materially different from our predictions. In evaluating these statements, you should consider the various factors identified in this Prospectus, including but not limited to the matters set forth under the heading "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

         You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the Prospectus.

                                     SUMMARY

         This summary highlights information contained elsewhere in this Prospectus. You should read this entire Prospectus carefully before deciding to acquire shares of our common stock. This Prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. All references to "we," "our," "us," "our company," "the Company," or "ISI" in this Prospectus refer to Interferon Sciences, Inc. and its subsidiary.
                                   The Company

         Interferon Sciences, Inc. is a biopharmaceutical company which studies, manufactures, and sells ALFERON N Injection(R), a pharmaceutical product based on its highly purified, multi-species, natural-source alpha interferon ("Natural Alpha Interferon"). ALFERON N Injection (Interferon Alfa-n3) is approved by the United States Food and Drug Administration ("FDA") for the treatment of certain types of genital warts and we have studied its potential use in the treatment of human immunodeficiency virus ("HIV"), hepatitis C virus ("HCV"), and other indications. ALFERON N Injection is currently being studied in cancer and we are also evaluating its use in the treatment of multiple sclerosis and certain other viral diseases.

         In addition, we are seeking to enter into collaborations with companies in the areas of cancer, infectious diseases, and immunology. Our strategy is to utilize our expertise in regulatory affairs, clinical trials, manufacturing, and research and development to acquire equity participations in early stage companies. In April 2001, we acquired a significant equity interest in Metacine, Inc., a company developing cancer vaccines based upon dendritic cell technology. Our principal executive offices are located at 783 Jersey Avenue, New Brunswick, New Jersey 08901, and our telephone number is (732) 249-3250.



                                  The Offering
Shares Offered......................28,209,006 shares of common stock to be offered by the selling stockholders named in this
                                    Prospectus. The shares include 15,069,569 shares that we will issue to the selling stockholders on exercise of warrants held by certain of them.

Offering Price......................Determined at the time of sale by the selling stockholders.

Shares Outstanding..................20,308,031 at December 31, 2001.

Use of Proceeds.....................We will not receive any of the proceeds of the shares offered by the selling stockholders.

                                    Any proceeds we receive from the sale of shares on exercise of warrants by the selling stockholders will be used for general corporate purposes. See "Use of Proceeds."

OTC Bulletin Board Symbol...........IFSC

Risk Factors........................Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.


                                  RISK FACTORS


         You should carefully consider the following factors, as well as the other information in this Prospectus, before purchasing our common stock.

         You should be cautioned that the following important factors have affected, and in the future could affect, our actual results. There may be additional factors not discussed in this Prospectus that could also affect future results. These factors could cause our future financial results to differ materially from those expressed in any forward-looking statements made by us. Forward-looking statements may relate to such matters as:

- our ability to generate future revenues;

- the potential commercialization of our products; and

- our ability to enter into future business collaborations and marketing partnerships.

         Forward-looking statements may include words such as "will," "should," "could," "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions. This list does not constitute all factors that you should consider prior to making an investment decision in our securities. You should also not assume that the information contained herein is complete or accurate in all respects after the date of this filing. We disclaim any duty to update the statements contained herein.

History Of Operating Losses; Uncertainty Of Future Financial Results

         We have experienced significant operating losses since our inception in 1980. For the years ended December 31, 2001, 2000, and 1999, we had losses from operations of $____ million, $4.5 million, and $5.4 million, respectively. We expect such losses to continue until significant sales of ALFERON N Injection occur, or we enter into successful collaborations with other companies. Although we received approval to market ALFERON N Injection for the treatment of genital warts from the FDA in October 1989, we have had only limited revenues from the sale of ALFERON N Injection. There can be no assurance that sales of ALFERON N Injection will ever reach a level that will enable us to operate profitably. Future financial results will be affected by, among other things, the following factors:

-        our ability to increase the market for ALFERON N Injection;

-        the willingness of potential strategic partners to market ALFERON N
         Injection;

-        our ability to enter into collaborations to acquire new technology;

-        the costs related to any new collaborations;

-        the progress of our research and development programs;

-        the progress of our preclinical and human clinical studies;

- the time, costs, and ability of obtaining regulatory approvals for those products subject to such approvals; our ability to protect our proprietary rights;

-        the costs of protecting our patent claims;

-        competing technological and market developments;

-        manufacturing costs associated with our product and potential products;
         and

-        the costs of commercializing and marketing our product.

Need For Additional Capital

         Additional funds will be required to:

-        enable us to continue our research and development activities;

-        conduct preclinical and/or clinical studies;

-        fund our obligations in any new collaborations with other companies;
         and

-        manufacture and market our product.

         Management is likely to pursue various financing alternatives to obtain these funds, including:

-        equity issuances;

-        debt issuances;

-        lease financing;

-        collaborative arrangements with partners; and/or

-        asset-based financing.

     The level of expenditures required for these activities will depend in part on the extent to which we develop, manufacture, and market ALFERON N Injection independently or with other companies through collaborative arrangements. Our future capital requirements will also depend, among other things, on one or more of the following factors:

-        our obligations in any new collaborations;

-        the extent and progress of our research and development programs;

-        the progress of preclinical and/or  clinical studies;

- the time and costs of obtaining regulatory clearances for those products subject to such clearances;

-        the costs involved in filing, protecting, and enforcing patent claims;
-        competing technological and market developments;

-        the cost of capital expenditures at our manufacturing facilities;

-        the costs of marketing and commercializing our products; and

- our ability to attract partners to help market and/or manufacture our products.

         There is no assurance that funding to carry on these activities will be available at all or on favorable terms to permit successful commercialization of ALFERON N Injection or of any products which we collaborate on with other companies.

         If adequate funds are not available, we may be required to:

-        curtail one or more of our research and development programs;

-        curtail manufacturing and commercialization programs; and/or

- obtain funds through arrangements with collaborative partners or others, if possible.

     These arrangements may require us to relinquish certain technology or product rights, including patent and other intellectual property rights.

Equity Participations

     Our strategy of seeking to acquire equity participations in early stage companies subjects us to all of the risks inherent in such companies, including:

- the uncertainty of whether such companies can obtain required funding on acceptable terms or at all;

- the uncertainty as to whether such companies can complete the research and development of a commercially viable product;

- the risk that such companies may not be able to adequately protect their intellectual property, or that their technology will infringe the intellectual property of third parties; and

-        the risk that superior technologies will be developed.

     There are also other risks involved in investing in such companies, including:

- the limited basis on which we can evaluate the business and prospects of such companies;

- we will have to compete with others seeking to acquire interests in such companies, and we may not be able to acquire such interests on terms acceptable to us or at all;

- since we contemplate generally not acquiring a controlling interest in such companies, any success we have will be largely dependent upon the efforts of the management of such companies, over which we may have limited control; and

-        the uncertainty of whether we will have an acceptable exit strategy.

No Guaranteed Source Of Required Materials

         We use a number of essential materials in the production of ALFERON N Injection, including human white blood cells, and we have a limited number of sources from which to obtain such materials. We do not have long-term agreements for the supply of any of such materials. There can be no assurance we can enter into long-term supply agreements covering essential materials on commercially reasonable terms, if at all. If we are unable to obtain the required raw materials, we may be required to scale back our operations or stop manufacturing ALFERON N Injection. The costs and availability of products and materials we need for the commercial production of ALFERON N Injection and other products which we may commercially produce are subject to fluctuation depending on a variety of factors beyond our control, including competitive factors, changes in technology, and FDA and other governmental regulations and there can be no assurance that we will be able to obtain such products and materials on terms acceptable to us or at all.

No Marketing Program

         We do not have a marketing and sales force or an agreement with another company to carry out this function. In June 1998, we entered into an agreement with Integrated Commercialization Solutions, Inc. ("ICS"), a subsidiary of AmerisourceBergen Corporation, pursuant to which ICS became the sole United States distributor of ALFERON N Injection. ICS also provides clinical and product information, reimbursement information and services, and management of patient assistant services. However, they do not market the product. At the present time the Company is dependent upon orders being received from the marketplace and processed by ICS. Substantially all of our revenues are derived from the sale of ALFERON N Injection in the United States. Unless we successfully develop our own sales force or enter into a marketing arrangement with another company, we will be dependent upon receipt from the marketplace of sufficient orders to purchase ALFERON N Injection to allow us to operate profitably. There can be no assurance that we will receive such orders or that we will be able to develop our own sales force or enter into a marketing agreement on acceptable terms, if at all, or that we will be able to successfully market and sell ALFERON N Injection for its currently approved use or any additional approved uses.

Development Program

         We are currently studying ALFERON N Injection for the treatment of multiple sclerosis and cancer. We are also planning additional clinical trials in order to expand the potential uses of ALFERON N Injection in the area of women's health and for the treatment of diseases caused by human papillomavirus ("HPV"), and other viruses. However, there can be no assurance that these products will be cost-effective, safe, or effective treatments for these diseases, and there is no assurance of receiving regulatory approvals to market these products. We cannot market such products until such approvals are obtained. Even if such approvals are obtained, there can be no assurance that any of these products will be successful or will produce significant revenues or profits. Our ability to become profitable depends on the successful commercial development of these products or our entering into successful collaborations with other companies.
Potential Side Effects

         We manufacture and sell only one FDA approved product, ALFERON N Injection for the intralesional treatment of refractory or recurring external genital warts in adults. In clinical trials conducted for the treatment of genital warts with ALFERON N Injection, patients did not experience serious side effects; however, there can be no assurance that unexpected or unacceptable side effects will not be found in the future for this use or other potential uses of ALFERON N Injection or for any other product which we may develop which could threaten or limit such product's usefulness.

Risk Of Product Liability

         Our product has undergone or will undergo clinical testing prior to the granting of any regulatory approval for the purpose, among other things, of determining the safety of the product. Our product may cause unexpected adverse reactions or result in an allergic or other reactions or be alleged to have unacceptable adverse side effects. Product liability risk is inherent in the testing, manufacture and use of our product, and there can be no assurance that we will be able to avoid significant product liability exposure. Such liability might result from claims made directly by consumers or by pharmaceutical companies or others selling our product. It is impossible to predict the scope of injury or liability from such reactions, or the measure of damages that might be imposed as a result of any claims or the cost of defending such claims. We have product liability insurance in the amount of $10,000,000. Although we believe this amount is sufficient, there is no assurance that we will be able to maintain such coverage, and even if we do maintain it, in the event that we become subject to liability claims in excess of any insurance coverage we may have in effect, we may not have sufficient assets or liquidity to satisfy such claims which could result in the inability to continue our operations. Furthermore, any published reports or rumors suggesting a link between any of our products and injury to a person could be expected to materially impair our ability to market such product.

Substantial Competition

         Many of our potential competitors are among the largest pharmaceutical companies in the world, are well known to the public and the medical community, and have substantially greater financial resources, product development, and manufacturing and marketing capabilities than we have.

         We currently compete with Schering-Plough Corp.'s ("Schering") injectable recombinant alpha interferon product (INTRON(R) A) for the treatment of genital warts. 3M Pharmaceuticals also received FDA approval for its immune-response modifier, Aldara(R), a self-administered topical cream, for the treatment of external genital and perianal warts. ALFERON N Injection also competes with surgical, chemical, and other methods of treating genital warts. We cannot assess the impact products developed by our competitors, or advances in other methods of the treatment of genital warts, will have on the commercial viability of ALFERON N Injection.

         If and when we obtain additional approvals of uses of our product, we expect to compete primarily on the basis of product performance. Our potential competitors have developed or may develop products (containing either alpha or beta interferon or other therapeutic compounds) or other treatment modalities for those uses. In the United States, two recombinant forms of beta interferon have been approved for the treatment of relapsing-remitting multiple sclerosis. There can be no assurance that, if we are able to obtain regulatory approval of ALFERON N Injection for the treatment of new indications, we will be able to achieve any significant penetration into those markets. In addition, because certain competitive products are not dependent on a source of human blood cells, such products may be able to be produced in greater volume and at a lower cost than ALFERON N Injection.

         Currently, our wholesale price on a per unit basis of ALFERON N Injection is substantially higher than that of the competitive recombinant alpha and beta interferon products.

         Other companies may succeed in developing products earlier than we do, obtaining approvals for such products from the FDA more rapidly than we do, or developing products that are more effective than those we may develop. While we will attempt to expand our technological capabilities in order to remain competitive, there can be no assurance that research and development by others or other medical advances will not render our technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy we develop.

Potential Patent Infringement Claims

         There may have been patent applications filed in the United States and in foreign countries, some of which may have been filed by our potential competitors, with respect to the technologies and/or products that we may require to produce our current and proposed products. If any of such patents issue in the United States or in foreign countries in a form that covers our product or processes, we would be required to obtain licenses under such patents in connection with the domestic and international commercialization of our product. There can be no assurance that we could obtain licenses under any of such patents if so issued, particularly if they were issued to companies directly in competition with us, or that, even if we could obtain licenses, we could do so on commercially reasonable terms.

         If the sale or use of any of our products were to become the basis of a patent infringement lawsuit, assuming we could not obtain a license on satisfactory terms, we may be required to incur substantial litigation expenses, and such litigation could also consume substantial management time, which could have a material adverse effect upon our financial condition even if we were successful in the litigation. If we were not successful in such litigation, we may be required to pay a royalty for the use of the claimed patents or cease producing the products and redevelop the products in such a way as to avoid infringing any claimed patent rights. There can be no assurance in such case that we could obtain a license under such patents on commercially reasonable terms or at all, or that we could successfully redevelop the products to fall outside the scope of the claim.

         Our policy is to seek licenses if we believe that the terms of such licenses, when weighed against the expense and uncertainties of potential litigation, are cost effective.

Possible Inability To Protect Technology

         To a significant extent, our ability to protect rights in any of our products or technology we may develop depends upon our ability to obtain suitable patent or similar protection. Our ability to obtain patents, and the nature, extent, and enforceability of the intellectual property rights that are obtained as a result of our research, involve complex legal and factual issues. New technology and products that we develop may not qualify for patent protection or, if they do qualify, may be subject to challenge or to protracted judicial proceedings. In addition, we may determine not to seek additional patent or other protection for our technology or products. It is not certain that other patents will be issued or, if issued, that they will afford us protection from competitive products. Although our practice is to require our technical and scientific employees and consultants to execute confidentiality agreements covering proprietary information, there can be no assurance that others will not independently make similar discoveries or otherwise obtain access to our proprietary information.

         While we have been issued a United States patent for Natural Alpha Interferon produced from human peripheral blood leukocytes and our production process and have additional patent applications pending, it is possible that others have or may develop equivalent or superior products or technologies which would not fall within the scope of our patent claims or which might involve inventions similar in scope to those of ours for which patent or similar rights are obtained by others prior to the time that we are able to do so.

Regulatory Approvals

         The production and marketing of our current and future products in the United States, as well as our ongoing research and development activities, are subject to regulation by governmental agencies, most significantly the FDA. Such regulation includes requirements for obtaining FDA approval prior to marketing any product in the United States. In order to obtain such FDA approval, we must demonstrate, among other things, the safety and efficacy of each product through pre-clinical and clinical testing. Obtaining such approvals is a time-consuming process and requires the expenditure of substantial resources. Each facility in which a product is produced and packaged, whether operated by us or a third party, must meet the FDA's standards for current good manufacturing practices and must also be approved prior to marketing any product produced or packaged in such facility. Any significant change in the production process that may be commercially required, including changes in sources of certain raw materials, or any change in the location of the production facilities will also require FDA approval. To the extent we do not handle a specific portion of the manufacturing process for a product, we must similarly receive FDA approval for the participation by such third party in the manufacturing process. For example, we have an agreement with Abbott Laboratories, Inc. ("Abbott") pursuant to which Abbott formulates and packages ALFERON N Injection. We presently have a biologic establishment license for the facilities in which we produce ALFERON N Injection, which includes the facilities in which Abbott formulates and packages ALFERON N Injection. If our or Abbott's present manufacturing facilities were damaged or destroyed or our agreement with Abbott was terminated, there can be no assurance that FDA approval could be obtained for another facility or that another facility could be built and approved on a timely basis or on commercially reasonable terms.

         Delays in obtaining, or the failure to obtain, any necessary regulatory approvals could have a material adverse effect on our ability to develop, produce, and sell our products. In addition, if we fail to comply in any respect with FDA requirements with respect to the production and marketing of a biological drug product, we could be subject to potential civil and criminal penalties. In addition, our product could be subject to seizure and other civil enforcement action. Because of the uncertain nature of many of these requirements, there can be no assurance that regulatory problems of this type will not occur.

Foreign Regulatory Approvals

         To market our products outside of the United States, we are subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although certain registration procedures are available within the European Union (the "EU") to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality, and efficacy has been presented, marketing authorization is usually granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries. There can be no assurance that our products will receive such approvals. In addition, under certain circumstances, we may be required to obtain FDA authorization to export products for sale in foreign countries. For instance, in most cases, we may not export products that have not been approved by the FDA unless we first obtain an export permit from the FDA. However, these FDA export restrictions generally do not apply if our products are exported in conformance with their United States approvals or are manufactured outside the United States. At the present time, we do not have any foreign manufacturing facilities.

Royalty Obligations

         At the current time, we are not obligated to pay royalties on the sale of ALFERON N Injection. In the future if we become obligated to pay royalties, it may limit our marketing strategies and prevent us from obtaining adequate profit margins and could have a material adverse effect on the commercial exploitation of ALFERON N Injection.

         In connection with the acquisition of certain intellectual property and technology rights from GP Strategies Corporation ("GP Strategies"), we agreed to pay GP Strategies a royalty of $1 million. Such amount is payable if and when we generate income before income taxes, limited to 25% of such income before income taxes per year until such amount is paid in full. Since we have not had income before taxes, we have not made any payments to GP Strategies.

Retention Of Key Personnel

         Because of the specialized scientific nature of our business, it is necessary to attract and retain personnel with a wide variety of scientific capabilities. Competition for such personnel is intense. There can be no assurance that we will continue to attract and retain personnel of high scientific caliber. Other than Mr. Gordon, our Chief Executive Officer, Dr. Schutzbank, our President, and Dr. Ronel, our Chairman of the Board, none of our other key employees have employment agreements. We do not maintain key man life insurance for any of our key employees and do not intend to obtain such insurance. If we lose the services of certain of our employees, it could have a material adverse effect on our operations.

Preferred Stock

         Our charter allows us to issue up to 5,000,000 shares of preferred stock, the rights, preferences, qualifications, limitations, and restrictions that may be fixed by the Board of Directors without any further vote or action by the stockholders. The ability to issue the preferred stock could have the effect of delaying, deferring, or preventing the change of control of the Company.

Options And Warrants

         As of December 31, 2001, we had outstanding options and warrants to purchase 17,027,154 shares of common stock. For the life of the outstanding options and warrants, the holders are given, at nominal cost, the opportunity to profit if the price for the common stock in the public market exceeds the exercise price of the options or warrants, without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. If the public market price of the common stock does not rise above the exercise price of the options or warrants during the exercise period, then such securities will expire worthless. As long as the outstanding options and warrants remain unexercised, the terms under which we could obtain additional capital may be adversely affected. In addition, the terms of 12,345,732 of such warrants provide that if we issue additional common stock at a price less than $.66 per share or securities convertible into common stock with a conversion price (or exercise price in the case of warrants) at a price less than $.66 per share, the exercise price of the 12,345,732 warrants shall be reduced to the price at which the shares of common stock were to be issued. Moreover, the holders of these options and warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those provided by those options and warrants.

Possible Volatility Of Stock Price; Limited Liquidity; Absence Of Dividends

         The market price of our common stock may experience a high level of volatility, as frequently occurs with publicly traded emerging growth companies and biotechnology companies. The market price of our stock may be significantly impacted, among other things, by:

- announcements of technological innovations or new commercial products by us or our competitors;

-        developments or disputes concerning patent or proprietary rights;

- publicity regarding actual or potential medical results relating to products under development by us or our competitors;

- general regulatory developments affecting our products in both the United States and foreign countries;

- market conditions for emerging growth companies and biotechnology companies and economic and other internal and external factors;

-        period-to-period fluctuations in financial results; and

- our ability to enter into collaborations with third parties to market our products.

         We have never declared or paid any cash dividends on our common stock and do not intend to do so for the foreseeable future.

Shares Eligible For Future Sale; Registration Rights

         As of December 31, 2001, we had 20,308,031 outstanding shares of common stock, approximately 16 million of which are available for sale in the public marketplace and the remaining approximately 5 million of which will become available for sale on the date of this Prospectus. There were also outstanding stock options to purchase an aggregate of 1,930,621 shares of common stock at prices ranging from $.25 to $1.25 per share and warrants to purchase 15,096,533 shares of common stock at prices ranging from $.66 to $36 per share. Shares of common stock that may be issued under outstanding options and warrants will be available for sale in the public markets. In addition, certain holders of the common stock have certain demand and piggyback registration rights pursuant to a registration rights agreement between these holders and us. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices of the common stock prevailing from time to time. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock. This could impair our ability to raise capital through the sale of equity securities. Further, if we were required to include shares, through exercise of the outstanding piggyback registration rights, in a company-initiated registration, the sale of such shares could have a material adverse effect on our ability to raise additional capital.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         Our common stock is traded on the OTC Bulletin Board and is quoted under the symbol IFSC. The following table sets forth for each period indicated, the high and low sales prices for the common stock as reported on the OTC Bulletin Board.



                                2001                          2000
                                ----                          ----
 Quarter                High          Low             High            Low
 First                 $0.97          $0.22         $ 5.63           $ 0.31
 Second                 0.53           0.24           3.00             1.13
 Third                  0.44           0.11           2.56             1.03
 Fourth                 0.52           0.14           1.28             0.38

         As of February 1, 2002, the Company had 692 stockholders of record.

         We have not paid any dividends on our common stock since our inception and do not contemplate paying dividends on our common stock in the foreseeable future.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. If all the warrants are exercised in full, we will receive up to approximately $21.1 million, which will be used for general corporate purposes. There can be no assurance, however, that the selling stockholders will exercise the warrants in full or at all.

                             SELECTED FINANCIAL DATA

         The selected financial data presented below under the captions "Selected Income Statement Data" and "Selected Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 2000, are derived from the consolidated financial statements of the Company which financial statements have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, and the report thereon, are included elsewhere in this Prospectus. The selected unaudited financial data as of September 30, 2001 and for the nine months ended September 30, 2001 and 2000, are derived from the unaudited consolidated financial statements of the Company which are included elsewhere in this Prospectus and include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the operating results and financial position as of and for the unaudited periods. The selected financial data should be read in conjunction with the consolidated financial statements as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999, and 1998, the related notes and the audit report, appearing elsewhere in this Prospectus, which contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has an accumulated deficit and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and selected financial data do not include any adjustments that might result from that uncertainty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements."



                                     Nine Months Ended
                                       September 30,                Year Ended December 31,
                               ------------------  ---------------------------------------------
                                                           (Thousands of dollars except per share data)

                                  2001     2000      2000     1999       1998       1997     1996
                                  ----     ----      ----     ----       ----       ----    -----
Selected Income                   (unaudited)
 Statement Data:
  Revenues                     $ 1,173  $   645    $1,069   $2,329   $  2,007   $  2,956  $ 2,092
  Cost of goods sold and
   excess/idle production
   costs                         1,766    1,211     2,332    3,552      6,533      1,858    1,400

  Research and development
   costs, net                    1,678      960     1,533    3,060      8,655     11,864    6,400

  General and administrative
   expense                       1,960    1,549     2,306    2,315      4,570      4,389    3,405

  Loss from operations(1)(2)(3) (6,812)   (2,939)  (4,539)  (5,420)    (20,841)  (22,410 ) (12,426)
  Interest (expense and
   financing costs) income, net    33       33        74     (530)       253       670       441

  Gain on sale of state net
   operating loss carryovers                        1,484    2,349

  Net loss((1) 2)(3)            (6,899)  (2,905)   (2,982)  (3,602)   (21,325)   (21,740) (11,986)
  Basic and diluted loss per
   share of common stock(2)(3)(4) (.36)    (.28)     (.25)    (.71)     (6.67)     (8.15)   (5.98)

  Dividends                       NONE      NONE     NONE     NONE       NONE       NONE    NONE

                                                                        December 31,
                                   September 30,     ________________________________________
                                        2001         2000     1999     1998     1997     1996
                                    (unaudited)      ____     ____     ____     ____     ____
                                     ---------
Selected Balance Sheet Data:
  Total assets                         $4,618      $8,998   $6,256   $6,599   $24,153   $27,743

  Working capital (deficiency)         (2,913)      3,043   (2,097)  (1,889)   14,529    19,929

  Long-term debt                                               500

  Stockholders' equity (deficiency)      (499)      5,852      557    2,103    20,214    25,374


(1) The Company has suffered recurring losses from operations, has an accumulated deficit and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern (see
      Note 3 to the Consolidated Financial Statements).

(2) The loss from operations and the net loss and loss per share data include a (reduction of)/provision for inventory reserve of $(135,271), $(563,215), $(1,177,531), $3,089,841 and $7,254,710 in the nine months ended September 30, 2000, and in the years ended December 31, 2000, 1999,
      1998 and 1997, respectively.

(3) The loss from operations and the net loss and loss per share data for 1997 include a $3,313,705 charge for reacquisition of marketing rights.

(4) Prior periods have been restated to reflect the effect of the one-for-four reverse stock split effective as of March 21, 1997 and for the one-for-five reverse stock split effective as of January 6, 1999.


    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Since 1981, the Company has been primarily engaged in the research and development of pharmaceutical products containing Natural Alpha Interferon. The Company has experienced significant operating losses since its inception. The Company received FDA approval in 1989 to market ALFERON N Injection in the United States for the treatment of certain types of genital warts. ALFERON N Injection is currently marketed and sold in the United States by the Company. However, the Company has had limited revenues from the sale of ALFERON N Injection to date. For the Company to operate profitably, the Company must sell significantly more ALFERON N Injection. Increased sales will depend primarily upon the expansion of existing markets and/or successful attainment of FDA approval to market ALFERON N Injection for additional indications. The future revenues and profitability of, and availability of capital for, biotechnology companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. The Company has primarily financed its operations to date through private placements, public offerings of the Company's securities and the sale of the Company's New Jersey tax loss carryovers.

         Management is continuing to pursue raising additional capital by either
(i) issuing securities in a private or public equity offering or (ii) licensing the rights to its injectable Natural Alpha Interferon for one or more indications. This may be more difficult in the future in light of the FDA's requirement for the Company to conduct additional Phase 3 studies of ALFERON N Injection in the treatment of patients infected with the human immunodeficiency virus and hepatitis C virus. See "Business - ALFERON N Injection - Clinical Trials for New Indications." Management is also seeking to enter into mergers, joint ventures or other collaborations in the areas of cancer, infectious diseases, and immunology that could provide the additional resources necessary to advance the Company's most valuable programs. The Company's strategy is to utilize its expertise in regulatory affairs, clinical trials, manufacturing, and research and development to acquire equity participations in early stage companies. For a description of the Company's first investment, see "Business - Investments - Metacine." There can be no assurance, however, that the Company will be successful in obtaining an adequate level of financing, on terms that are acceptable to the Company, needed to continue operations.

Liquidity and Capital Resources

         During the year ended December 31, 2001, the Company generated $ 1, 498, 603 in revenues from the sale of ALFERON N Injection and received $ 968,553 from the sale of the Company's New Jersey net operating loss carryovers, which accounted for substantially all of the Company's revenues. As of February 1, 2002, the Company had an aggregate of approximately $ 730,000 in cash and cash equivalents. Until utilized, such cash and cash equivalents are being invested principally in short-term interest-bearing investments.

         The Company's future capital requirements will depend on many factors, including: continued scientific progress in its drug development programs; the magnitude of these programs; progress with pre-clinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting, and enforcing patent claims; competing technologies and market developments; changes in its existing research relationships; and the ability of the Company to establish collaborative arrangements and effective commercialization activities and arrangements.

         Based on the Company's estimates of revenues, expenses, the timing of repayment of creditors, and levels of production, management believes that the cash presently available will be sufficient to enable the Company to continue operations until April 2002. However, actual results, especially with respect to revenues, may differ materially from such estimate, and no assurance can be given that additional funding will not be required sooner than anticipated or that such additional funding, whether from financial markets or collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms acceptable to the Company. Insufficient funds will require the Company to further delay, scale back, or eliminate certain or all of its research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. The independent auditors' report, dated March 9, 2001, on the Company's consolidated financial statements as of and for the year ended December 31, 2000 includes an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern.

         On April 9, 2001, the Company exercised its option to acquire a substantial equity interest in Metacine, Inc. Pursuant to the agreement, as amended, the Company received 700,000 shares of Metacine common stock and a five-year warrant to purchase, at a price of $12.48 per share, 282,794 shares of Metacine common stock in exchange for $300,000 in cash, $250,000 of services to be rendered by the Company by June 30, 2002 and 2,000,000 shares of the Company's common stock. The agreement contains certain restrictions on the ability of Metacine to sell the Company's shares and provides for cash payments ("Deficiency Payments") by the Company to Metacine to the extent Metacine has not received, from the sale of the Company's common stock, cumulative net proceeds of $1,850,000 by September 30, 2002 or $400,000 of net proceeds per quarter beginning with the period ending September 30, 2001 and $250,000 for the quarter ending September 30, 2002. On October 4, 2001, the Company made a Deficiency Payment to Metacine in the amount of $400,000 for the quarter ending September 30, 2001. The Company has not, as yet, made the Deficiency Payment in the amount of $400,000 for the quarter ending December 31, 2001. The Company is currently discussing various options regarding the Deficiency Payment with Metacine. In the event that cumulative net proceeds to Metacine from the sale of the Company's common stock exceed $1,850,000, any Deficiency Payments previously made by the Company would be repaid to the Company.

         The Company participates in the State of New Jersey's corporation business tax benefit certificate transfer program (the "Program"), which allows certain high technology and biotechnology companies to transfer unused New Jersey net operating loss carryovers to other New Jersey corporation business taxpayers. During 1999, the Company submitted an application to the New Jersey Economic Development Authority (the "EDA") to participate in the Program and the application was approved. The EDA then issued a certificate certifying the Company's eligibility to participate in the Program and the amount of New Jersey net operating loss carryovers the Company has available to transfer. Since New Jersey law provides that net operating losses can be carried over for up to seven years, the Company may be able to transfer its New Jersey net operating losses from the last seven years. The Company estimated that, as of January 1, 1999, it had approximately $85 million of unused New Jersey net operating loss carryovers available for transfer under the Program. The Program requires that a purchaser pay at least 75% of the amount of the surrendered tax benefit.

         During December 2001, 2000 and 1999, the Company completed the sale of approximately $12 million, $19 million and $32 million of its New Jersey tax loss carryovers and received $0.97 million, $1.48 million and $2.35 million, which was recorded as a gain on sale of state net operating loss carryovers on the Company's Consolidated Statement of Operations in 2001, 2000 and 1999, respectively. In June 2002, the Company will submit an application to sell an additional approximately $ 3 million of tax benefits (calculated by multiplying the Company's unused New Jersey net operating loss carryovers through December 31, 2002 of approximately $33 million by 9%). The actual amount of such tax benefits the Company may sell will depend upon the allocation among qualifying companies of an annual pool established by the State of New Jersey. The allocated pool for fiscal year 2002 and future years is $40 million per year.

         The Company obtained human white blood cells used in the manufacture of ALFERON N Injection from several sources, including the Red Cross pursuant to a supply agreement dated April 1, 1997 (the "Supply Agreement"). The Company will not need to purchase more human white blood cells until such time as production of crude alpha interferon is resumed. Under the terms of the Supply Agreement, the Company was obligated to purchase a minimum amount of human white blood cells each month through March 1999 (the "Minimum Purchase Commitment"), with an aggregate Minimum Purchase Commitment during the period from April 1998 through March 1999 in excess of $3,000,000. As of November 23, 1998, the Company owed the Red Cross approximately $1.46 million plus interest at the rate of 6% per annum accruing from April 1, 1998 (the "Red Cross Liability") for white blood cells purchased pursuant to the Supply Agreement.

         In an agreement dated November 23, 1998, the Company agreed to grant the Red Cross a security interest in certain assets to secure the Red Cross Liability and to issue to the Red Cross 300,000 shares of common stock (with a market value of $1,171,875 at December 4, 1998) and additional shares at some future date as requested by the Red Cross to satisfy any remaining amount of the Red Cross Liability. The Red Cross agreed that any net proceeds received by it upon sale of such shares would be applied against the Red Cross Liability and that at such time as the Red Cross Liability was paid in full, the Minimum Purchase Commitment would be deleted effective April 1, 1998 and any then existing breaches of the Minimum Purchase Commitment would be waived. In January 1999 the Company granted the Red Cross a security interest (the "Security Interest") in, among other things, the Company's real estate, equipment inventory, receivables, and New Jersey net operating loss carryovers to secure repayment of the Red Cross Liability, and the Red Cross agreed to forbear from exercising its rights under the Supply Agreement, including with respect to collecting the Red Cross Liability, until June 30, 1999 (which was subsequently extended until December 31, 1999). On December 29, 1999, the Company, the Red Cross and GP Strategies entered into an agreement pursuant to which the Red Cross agreed that until September 30, 2000 it would forbear from exercising its rights under (i) the Supply Agreement, including with respect to collecting the Red Cross Liability, and (ii) the Security Interest. As of the date hereof, the Red Cross has not given the Company notice of its intent to exercise its rights to collect the Red Cross Liability. Under the terms of such agreement, the Red Cross has the right to sell the Company's real estate. In the event the Red Cross is successful in selling the Company's real estate, the Company would hope to be able to enter into a lease with the new owner, although there can be no assurance that this would occur.

         As the liability to the Red Cross remains unsettled until such time as the Red Cross sells the shares it has already received and could receive in the future, the Company recorded any shares issued to the Red Cross as Settlement Shares within stockholders' equity. Any decreases, or increases up to the amount of any previous decreases, in the market value at issuance of the Company's common stock issued to the Red Cross, until such time as the Red Cross sells its shares, would impact the value of the shares held by the Red Cross and accordingly require an adjustment to Settlement Shares. Due to the decline in the Company's stock price during 1999, an adjustment for $550,000 was recorded with a corresponding charge to cost of goods sold. Due to the increase in the Company's stock price during the three months ended March 31, 2000 up to the date of sale by the Red Cross of all remaining Settlement Shares, an adjustment for $287,341 was recorded with a corresponding credit to cost of goods sold. During 1999, the Red Cross sold 27,000 of the Settlement Shares and sold the balance of such shares (273,000 shares) during the first quarter of 2000. As a result, the net proceeds from the sales of the Settlement Shares, $33,000 in 1999 and $368,000 in 2000, were applied against the liability to the Red Cross. The remaining liability to the Red Cross at December 31, 2001 and 2000 was approximately $1,339,000 and $1,276,000, respectively. On October 30, 2000, the Company issued an additional 800,000 shares to the Red Cross (with a market value of $824,000 on such date). Due to the decline in the Company's stock price from October 30, 2000 to December 31, 2000, an adjustment for $524,000 has been recorded with a corresponding charge to cost of goods sold in 2000. Due to the increase in the Company's stock price during 2001, an adjustment for $65,713 was recorded with a corresponding credit to cost of goods sold. The net proceeds from the sale of such shares by the Red Cross will be applied against the remaining liability of $1,339,000 owed to the Red Cross. However, there can be no assurance that the net proceeds from the sale of such shares will be sufficient to extinguish the remaining liability owed to the Red Cross.

         Pursuant to an agreement dated March 25, 1999, GP Strategies loaned the Company $500,000 (the "GP Strategies Debt"). In return, the Company agreed to grant GP Strategies (i) a first mortgage on the Company's real estate, (ii) a two-year option (which has expired) to purchase the Company's real estate, provided that the Company has terminated its operations and the Red Cross Liability has been repaid, and (iii) a two-year right of first refusal (which has expired) in the event the Company desires to sell its real estate. In addition, the Company agreed to issue GP Strategies 500,000 shares of common stock (the "GP Shares") and a five-year warrant (the "GP Warrant") to purchase 500,000 shares of common stock at a price of $1 per share. The common stock and warrants issued to GP Strategies were valued at $500,000 and recorded as a financing cost and amortized over the original period of the GP Strategies Debt in 1999. Pursuant to the agreement, the Company issued a note to GP Strategies representing the GP Strategies Debt, which note was due on September 30, 1999 and bears interest, payable at maturity, at the rate of 6% per annum. In addition, at that time the Company negotiated a subordination agreement with the Red Cross pursuant to which the Red Cross agreed that its lien on the Company's real estate is subordinate to GP Strategies' lien. On March 27, 2000, the Company and GP Strategies entered into an agreement pursuant to which (i) the GP Strategies Debt was extended until June 30, 2001, and (ii) the Management Agreement between the Company and GP Strategies was terminated and all intercompany accounts between the Company and GP Strategies (other than the GP Strategies Debt) in the amount of approximately $130,000 were discharged which was recorded as a credit to capital in excess of par value. On August 23, 2001, the Company and GP Strategies entered into an agreement pursuant to which the GP Strategies Debt was extended to March 15, 2002. During 2001 and January 2002, the Company paid GP Strategies an aggregate of $200,000 to reduce the GP Strategies Debt.

         The Company's common stock now trades on the OTC Bulletin Board, which may have a material adverse effect on the ability of the Company to finance its operations and on the liquidity of the common stock.

Results of Operations

Nine Months Ended September 30, 2001 versus Nine Months Ended September 30, 2000

         For the nine months ended September 30, 2001 and 2000, the Company had revenues from the sale of ALFERON N Injection of $1,173,208 and $645,471, respectively. In 1999, the Company offered price concessions to its largest customers in an attempt to raise cash from the sale of ALFERON N Injection, which resulted in lower than normal sales in the nine months ended September 30, 2000 as compared to the nine months ended September 30, 2001. This was due to the fact that such customers were selling out of their inventory of ALFERON N Injection (rather than purchasing ALFERON N Injection from the Company).

         In the nine months ended September 30, 2001, the Company sold, through its distributor, to wholesalers and other customers in the United States, 8,819 vials of ALFERON N Injection, compared to 4,882 vials sold by the Company during the nine months ended September 30, 2000. In addition, foreign sales of ALFERON N Injection were 61 vials and 132 vials for the nine months ended September 30, 2001 and 2000, respectively.

         Cost of goods sold and excess/idle production costs totaled $1,765,571 and $1,210,880 for the nine months ended September 30, 2001 and 2000, respectively. Excess/idle production costs in the nine months ended September 30, 2001 and 2000 represented fixed production costs, which were incurred after production of ALFERON N Injection was discontinued in April 1998. Excess/idle production costs were slightly lower during the nine months ended September 30, 2001 as compared to the nine months ended September 30, 2000. However, higher unit sales in the nine months ended September 30, 2001 as compared to the nine months ended September 30, 2000 contributed to higher cost of goods sold. In addition, based on changes in the value of the Settlement Shares, for the nine months ended September 30, 2001, cost of goods sold was charged for $182,287 as compared to a credit of $287,341 to cost of goods sold for the nine months ended September 30, 2000.

         During the nine months ended September 30, 2000, the inventory reserve was reduced by $135,271.

         Research and development expenses during the nine months ended September 30, 2001 of $1,677,559 increased by $717,534 from $960,025 for the same period in 2000, principally because during the second quarter of 2000, the Company settled amounts owed on various research related liabilities at a savings to the Company of approximately $457,000. Such amount was credited against research and development expenses. The Company also incurred increases in payroll and research costs during the nine months ended September 30, 2001, as compared to the same period in 2000.

         General and administrative expenses for the nine months ended September 30, 2001 were $1,960,399 as compared to $1,548,531 for the same period in 2000. The increase of $411,868 was principally due to increases in payroll and other operating expenses.

         The Company recorded $2,341,418 as acquisition of in-process research and development expense related to its investment in Metacine for the nine months ended September 30, 2001 as Metacine's primary asset is technology that has not reached technological feasibility and has no alternative uses.

         Based on changes in the value of the consideration shares subject to guaranteed value, for the nine months ended September 30, 2001, other expenses were charged for $240,000.

         Interest income, net, for the nine months ended September 30, 2001 and 2000 was $33,214 and $33,296, respectively, and primarily represented interest income on cash and cash equivalents partially offset by interest expense accrued on the Red Cross Liability and GP Strategies Debt.

         Equity in loss of Metacine for the nine months ended September 30, 2001 was $120,400 and represents the Company's equity in loss of Metacine for the period from April 9, 2001 to September 30, 2001.

         As a result of the foregoing, the Company incurred net losses of $6,898,925 and $2,905,398 for the nine months ended September 30, 2001 and 2000, respectively.

Year Ended December 31, 2000 Versus Year Ended December 31, 1999

         For the year ended December 31, 2000 (the "2000 Period") and 1999 (the "1999 Period"), the Company had revenues from the sale of ALFERON N Injection of $1,067,471 and $2,328,945, respectively. In the third and fourth quarters of 1999, the Company offered price concessions to its largest customers in an attempt to raise cash from the sale of ALFERON N Injection, which resulted in substantially higher than normal sales in the 1999 Period and in lower than normal sales in the 2000 Period. This was due to the fact that such customers were selling out of their inventory of ALFERON N Injection (rather than purchasing ALFERON N Injection from the Company).

         In the 2000 Period, the Company sold, through its distributor, to wholesalers and other customers in the United States 7,946 vials of ALFERON N Injection, compared to 19,463 vials sold by the Company during the 1999 Period. In addition, foreign sales of ALFERON N Injection were 132 vials and 1,374 vials for the 2000 and 1999 Periods, respectively.

         Cost of goods sold and idle production costs totaled $2,332,153 and $3,552,026 for the 2000 and 1999 Periods, respectively. Idle production costs in the 2000 and 1999 Periods represented fixed production costs, which were incurred after production of ALFERON N Injection was discontinued in April 1998. Such costs were greater in the 1999 Period due to higher levels of payroll costs, supplies and depreciation expense. In addition, lower unit sales in the 2000 Period as compared to the 1999 Period contributed to lower cost of goods sold. In addition, based on changes in the value of the Settlement Shares for the 2000 Period, cost of goods sold was charged for $278,835 in 2000 as compared to a charge of $550,000 to cost of goods sold for the 1999 Period.

         During the 2000 and 1999 Periods, a portion of the reserve for excess inventory was reversed in the amount of $563,215 and $1,177,531 respectively, in order to reflect the inventory at its estimated net realizable value.

         Research and development expenses during the 2000 Period of $1,533,324 decreased by $1,526,695 from $3,060,019 for the 1999 Period, principally because the Company has had a reduction in research personnel which has reduced its payroll and research costs. In addition, during 2000, the Company settled amounts owed on various research-related liabilities at a savings to the Company of approximately $457,000. Such amount was credited against research and development expenses.

         General and administrative expenses for the 2000 Period were $2,306,146 as compared to $2,315,010 for the 1999 Period. The decrease of $8,864 was principally due to decreases in administrative fees and other operating expenses partially offset by increases in payroll and certain other operating costs.

         Interest income for the 2000 Period was $161,835 as compared to $6,104 for the 1999 Period. The increase of $155,731 was due to more funds available for investment in the 2000 Period.

         Interest expense and financing costs for the 2000 Period was $87,873 as compared to $536,394 for the 1999 Period. The decrease of $448,521 was primarily due to financing costs related to the GP Strategies Debt in the 1999 Period.

         During December 2000 and 1999, the Company completed the sale of a portion of its New Jersey tax net operating loss carryovers and recorded a gain on such sale amounting to $1,483,861 and $2,348,509, which is recorded as an income tax benefit in the 2000 and 1999 Periods, respectively.

         As a result of the foregoing, the Company incurred net losses of $2,981,672 and $3,602,083 for the 2000 and 1999 Periods, respectively.

Year Ended December 31, 1999 versus Year Ended December 31, 1998

         For the year ended December 31, 1999 (the "1999 Period"), the Company's revenues of $2,329,222 included $2,328,945 from the sale of ALFERON N Injection and the balance from sales of research products. Revenues of $2,007,007 for the year ended December 31, 1998 (the "1998 Period") included $1,930,657 from the sale of ALFERON N Injection and the balance from sales of research products and other revenues.

         In the 1999 Period, the Company sold, through its distributor, to wholesalers and other customers in the United States 19,463 vials of ALFERON N Injection, compared to 13,284 vials sold by the Company during the 1998 Period. In addition, foreign sales of ALFERON N Injection were 1,374 vials and 3,300 vials for the 1999 and 1998 periods, respectively.

         Cost of goods sold and idle production costs totaled $3,552,026 and $6,533,462 for the 1999 Period and 1998 Period, respectively. Idle production costs in the 1999 and 1998 Periods, represented fixed production costs, which were incurred after production of ALFERON N Injection was discontinued in April 1998. Such costs were greater in the 1998 Period due to higher levels of payroll costs, supplies and other operating expenses.

         During the 1999 Period, a portion of the reserve for excess inventory was reversed in the amount of $1,177,531 as compared to a provision for excess inventory of $3,089,841 during the 1998 Period in order to reflect the inventory at its estimated net realizable value.

         Research and development expenses during the 1999 Period of $3,060,019 decreased by $5,594,869 from $8,654,888 for the 1998 Period, principally because the Company has concluded its Phase 3 clinical studies of ALFERON N Injection in HIV- and HCV-infected patients. The Company received $29,375 in 1998, as rental income from GP Strategies for the use of a portion of the Company's facilities, which offset research and development expenses.

         General and administrative expenses for the 1999 Period were $2,315,010 as compared to $4,569,608 for the 1998 Period. The decrease in the 1999 Period was principally due to decreases in payroll and other operating expenses.

         On February 5, 1998, the Company completed the sale of 7,500 shares of Series A Convertible Preferred Stock to an institutional investor for an aggregate amount of $7,500,000. The $7,179,000 of net proceeds were expected to augment the Company's working capital while awaiting the results of the two Phase 3 clinical trials of ALFERON N Injection for the treatment of HIV-infected and hepatitis C patients. After considering the reaction of the Company's stockholders to the issuance and the negative impact the issuance apparently had on the Company's market capitalization, the Board of Directors determined on February 13, 1998 to exercise an option to repurchase the shares of Convertible Preferred Stock for $7,894,737 (plus accrued dividends). The net loss to the Company on the repurchase of the Preferred Stock amounted to $737,037.

         Interest income for the 1999 Period was $6,104 as compared to $252,528 for the 1998 Period. The decrease of $246,424 was due to less funds available for investment in the 1999 Period.

         Interest expense and financing costs for the 1999 Period was $536,394, primarily due to interest and other costs related to the GP Strategies Debt in 1999, as compared to zero for the 1998 Period.

         During December 1999, the Company completed the sale of a portion of its New Jersey net operating tax loss carryovers and recorded a gain on such sale amounting to $2,348,509, which is recorded as an income tax benefit.

         As a result of the foregoing, the Company incurred net losses of $3,602,083 and $21,325,301 for the 1999 Period and 1998 Period, respectively.

Recent Accounting Developments

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies the criteria intangible assets acquired in a purchase method business combination must meet, to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

         The Company is required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Furthermore, goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, but before Statement 142 is adopted in full will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized and tested for impairment in accordance with the appropriate pre-Statement 142 accounting requirements prior to the adoption of Statement 142.

         Statement 141 will require upon adoption of Statement 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Upon adoption of Statement 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

         In connection with Statement 142's transitional goodwill impairment evaluation, Statement 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.

         As of the date of adoption, the Company does not expect to have any goodwill and does not expect Statement 141 to have an impact on the Company, however the Company expects to have unamoritized other intangible assets in the amount of approximately $160,000, which will be subject to the transition provisions of Statement 142. Amortization expense related to other intangible assets was $30,055 and $22,079 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. The Company is currently assessing the impact of adopting Statement 142 on the Company's consolidated financial statements, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

Forward-Looking Statements

         This Prospectus contains certain forward-looking statements reflecting management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the risk that the Company will run out of cash; uncertainty of obtaining additional funding for the Company; uncertainty of obtaining United States regulatory approvals for the additional uses under development for the Company's FDA-approved product and foreign regulatory approvals if sought and if such approvals are obtained, uncertainty of the successful commercial development of such product; substantial competition from companies with substantially greater resources than the Company in the Company's present and potential businesses; no guaranteed source of required materials for the Company's product; dependence on certain contractors to manufacture or distribute the Company's product; potential adverse side effects from the use of the Company's product; potential patent infringement claims against the Company; possible inability of the Company to protect its technology; limited production experience of the Company, risk of product liability; and risk of loss of key management personnel, all of which are difficult to predict and many of which are beyond the control of the Company.

                                    BUSINESS

General

         Interferon Sciences, Inc. is a biopharmaceutical company which studies, manufactures, and sells ALFERON N Injection(R), a pharmaceutical product based on its highly purified, multi-species, natural-source alpha interferon ("Natural Alpha Interferon"). ALFERON N Injection (Interferon Alfa-n3) is approved by the United States Food and Drug Administration ("FDA") for the treatment of certain types of genital warts and we have studied its potential use in the treatment of human immunodeficiency virus ("HIV"), hepatitis C virus ("HCV"), and other indications. ALFERON N Injection is currently being studied in cancer and we are also evaluating its use in the treatment of multiple sclerosis and certain other viral diseases.

         In addition, we are seeking to enter into collaborations with companies in the areas of cancer, infectious diseases, and immunology. Our strategy is to utilize our expertise in regulatory affairs, clinical trials, manufacturing, and research and development to acquire equity participations in early stage companies. In April 2001, we acquired a significant equity interest in Metacine, Inc., a company developing cancer vaccines based upon dendritic cell technology. See "Business - Investments - Metacine."

         The Company operates as a single line of business. For the years ended December 31, 2001, 2000 and 1999, domestic sales totaled $1,488,897, $1,046,470 and $2,204,437, respectively. All identifiable assets are located in the United States.

Scientific Background

         Interferons are a group of proteins produced and secreted by cells to combat diseases. Researchers have identified four major classes of human interferon: alpha, beta, gamma and omega. The Company's ALFERON N Injection product contains a multi-species form of alpha interferon. The worldwide market for injectable alpha interferon-based products has experienced rapid growth and various alpha interferon injectable products are approved for many major medical uses worldwide.

         Alpha interferons are manufactured commercially in three ways: by genetic engineering, by cell culture, and from human white blood cells. In the United States, all three of these types of alpha interferon are approved for commercial sale. The Company's Natural Alpha Interferon is produced from human white blood cells.

         The Company believes that the potential advantages of Natural Alpha Interferon over recombinant interferons may be based upon their respective molecular compositions. Natural Alpha Interferon is composed of a family of proteins containing many different molecular species of interferon. In contrast, recombinant alpha interferons each contain only a single species. Researchers have reported that the various species of interferon may have differing antiviral activity depending upon the type of virus. Natural Alpha Interferon presents a broad complement of species which the Company believes may account for its higher efficacy in laboratory studies with the HIV virus compared with that of recombinant alpha interferon 2a and 2b (ROFERON(R) A and INTRON(R) A, respectively). Natural Alpha Interferon is also glycosylated (partially covered with sugar molecules). Such glycosylation is not present on the currently marketed recombinant alpha interferons. The Company believes that the absence of glycosylation may be, in part, responsible for the production of interferon-neutralizing antibodies seen in patients treated with recombinant alpha interferon. Although cell culture-derived interferon is also composed of multiple glycosylated alpha interferon species, the types and relative quantity of these species are different from the Company's Natural Alpha Interferon.

         The production of Natural Alpha Interferon is dependent upon a supply of human white blood cells and other essential materials. The Company obtains white blood cells from FDA- licensed blood donor centers.

ALFERON N Injection

         Approved Indication. On October 10, 1989, the FDA approved ALFERON N Injection for the intralesional treatment of refractory (resistant to other treatment) or recurring external genital warts in patients 18 years of age or older. Substantially all of the Company's revenues, to date, have been generated from the sale of ALFERON N Injection for such treatment. Certain types of human papillomaviruses ("HPV") cause genital warts, a sexually transmitted disease. A published report estimates that approximately eight million new and recurrent cases of genital warts occur annually in the United States alone.

         Genital warts are usually treated using caustic chemicals or through physical removal methods. These procedures can be quite painful and effective treatment outcomes are often difficult to achieve. The FDA approved a topical formulation of an interferon-inducer in 1997 for the treatment of genital warts. To date, the Company does not believe that such approval has had a material adverse effect on the sales of ALFERON N Injection.

         Clinical Trials for New Indications. In an effort to obtain approval to market ALFERON N Injection for additional indications, the Company has conducted, and is currently planning, various clinical trials for new indications.

         HIV-infected Patients. The Human Immunodeficiency Virus ("HIV") infection is at epidemic levels in the world. It currently affects approximately 40 million people. HIV infection usually signals the start of a progressive disease that compromises the immune system, ultimately resulting in Acquired Immune Deficiency Syndrome ("AIDS").

         An article published in AIDS Research and Human Retroviruses in 1993 by investigators at Walter Reed Army Institute of Research ("Walter Reed") in collaboration with the Company's scientists indicated that the various interferon species display vast differences in their ability to affect virus replication. Walter Reed researchers found that the Company's Natural Alpha Interferon was approximately 10 to 100 times more effective than equal concentrations of recombinant alpha interferon 2a or 2b, in blocking the replication of HIV-1, the AIDS virus, in infected human cells (monocytes) in vitro.

         Moreover, the Company's scientists were able to separate members of the interferon family in single protein fractions or clusters of proteins using advanced fractionation techniques. The individual fractions were tested for their ability to block HIV replication in the laboratory by researchers at Walter Reed. They found that the unusual anti-HIV activity was attributable to very specific fractions in the Company's product. The most active fractions are not present in marketed recombinant interferon products.

         This information provided additional support for a long-held belief of the Company that its Natural Alpha Interferon has unique anti-viral properties distinguishing it from recombinant interferon products. In addition, published reports of trials using recombinant alpha interferon in asymptomatic HIV-infected patients indicated that while high doses blocked virus production in many cases, such doses resulted in high levels of adverse reactions, thereby limiting the usefulness of the recombinant product. These facts led the Walter Reed researchers to conduct a Phase 1 clinical trial with the Company's product in asymptomatic HIV-infected patients.

         In March 1992, Walter Reed launched a Phase 1 clinical trial in asymptomatic HIV-infected patients with CD4 white blood cell counts of at least 400 cells per cubic millimeter, to investigate the safety and tolerance, at several dose regimens, of ALFERON N Injection, self-injected subcutaneously for periods of up to 24 weeks. The investigators concluded that the treatment was "surprisingly" well tolerated by patients, at all dose regimens. Preliminary findings were reported by Walter Reed at the IXth International Conference on AIDS in Berlin in 1993. The investigators also reported that the expected interferon side effects, such as flu-like symptoms, were rare or absent in the majority of patients treated with the Company's product.

         Although this Phase 1 clinical trial was designed primarily to provide safety information on various doses of ALFERON N Injection used for extended periods of time, there were encouraging indications that certain disease parameters had stabilized or even improved in certain patients by the end of the experimental treatment.

         In a follow-up analysis of patients' blood testing data, it was found that while on treatment, the amount of HIV detectable in the patients' blood, as measured by polymerase chain reaction ("PCR") testing, declined in a dose dependent manner (the greatest declines were observed in the highest dose group). Also, none of the patients were found to have developed neutralizing antibodies to Natural Alpha Interferon, even after being treated three times weekly for many months. These results were reported at the Third International Congress on Biological Response Modifiers held in Cancun, Mexico in January 1995 and were selected for a poster presentation at the 35th Interscience Conference on Antimicrobial Agents and Chemotherapy held in San Francisco in September 1995. An extensive report was published in the May 1996 issue of the Journal of Infectious Diseases.

         It is important to note that, because of the small number of study participants and the absence of a control group, no firm conclusions can be drawn from these observations. However, based on the safety and preliminary efficacy data obtained from this trial and after meeting with the FDA, the Company conducted a multi-center Phase 3 clinical trial of ALFERON N Injection in HIV-infected patients, which was completed in December 1997. This randomized, double-blind, placebo-controlled trial was designed to evaluate the safety and efficacy of ALFERON N Injection in the treatment of HIV-positive patients, some of whom may have been taking other FDA-approved antiviral agents. Enrolled patients were required to have CD4 white blood cell counts of at least 250 cells per cubic millimeter and a viral burden (as determined by PCR testing) of at least 2,000 RNA copies per milliliter. The Company completed the analysis of the data collected from the 16 investigator sites and attended a pre-filing meeting with the FDA in mid-March 1998. Shortly after that meeting, the FDA advised the Company that, although ALFERON N Injection demonstrated biological activity in this Phase 3 clinical trial, the results were insufficient for filing for approval for this additional indication for ALFERON N Injection. While the results over the course of treatment demonstrated benefits that were statistically significant for the group of patients receiving ALFERON N Injection and highly statistically significant for the subgroup of patients with high CD4 white blood cell counts (CD4 counts of at least 400 cells per cubic millimeter, as was studied in the Phase 1 study above), the study's primary efficacy variable (reduction in viral load) was not met at the time point specified in the protocol (end of treatment). Because the agreed upon primary endpoint was not met and in light of the changes in HIV treatment regimen to simultaneous multiple drug therapy since this trial was designed, the FDA indicated that an additional trial, in which ALFERON N Injection was studied in conjunction with multiple drug therapy would be necessary to evaluate further the efficacy of ALFERON N Injection for this indication.

         In February 2001, some of the researchers at the 8th Conference on Retroviruses and Opportunistic Infections held in Chicago called for a delay in starting patients on the powerful multiple drug therapies. Previously, the old treatment guidelines started patients on therapy when their CD4 white blood cell counts fell below 500 or the amount of HIV in the blood went above 20,000 copies per milliliter as measured by PCR testing. The new guidelines call for initiating treatment when CD4 white blood cell counts fall below 350, or when the viral load rises above 55,000, which can take several years. In the HIV trials with ALFERON N Injection, the subgroup of patients with CD4 white blood counts above 400 and not on any other therapy seemed to show the most benefit. Therefore, if these new guidelines are adopted, the type of additional trials the FDA might require could be substantially different and the role that ALFERON N Injection could play in the treatment of HIV infected patients could potentially be important.

         However, due to the cost and length of an additional HIV clinical trial, the Company does not currently intend to pursue this program unless it obtains substantial additional funding or enters into collaboration with another company for such purpose.

         There can be no assurance that ALFERON N Injection for the treatment of patients with HIV will be cost-effective, safe, and effective or that the Company will be able to obtain FDA approval for such use. Furthermore, even if such approval is obtained, there can be no assurance that such product will be commercially successful or will produce significant revenues or profits for the Company.

         Hepatitis C. Chronic viral hepatitis is a liver infection caused by various hepatitis viruses. The United States Centers for Disease Control and Prevention estimates that nearly four million people in the United States are presently infected with the hepatitis C virus ("HCV"), a majority of who become chronic carriers and will suffer gradual deterioration of their liver and possibly cancer of the liver. Several brands of recombinant interferon and a cell-cultured interferon have been approved for the treatment of hepatitis C infection in the United States and by various regulatory agencies worldwide. See "Business - ALFERON N Injection - Competition." However, reports have indicated that many patients either do not respond to treatment with the recombinant products or relapse after treatment. The Company has conducted three multi-center, randomized, open-label, dose ranging Phase 2 clinical trials utilizing ALFERON N Injection with patients chronically infected with HCV. The objective of the Company's HCV clinical studies was to compare the safety and efficacy of different doses of Natural Alpha Interferon injected subcutaneously in naive (previously untreated), refractory (unsuccessfully treated with recombinant interferon), and relapsing (initially responded to recombinant interferon but later relapsed) patients.

         The results in naive patients indicated a significant dose-dependent response at the end of treatment favoring the highest dose group. In addition, treatment of naive patients with ALFERON N Injection did not produce any interferon-neutralizing antibodies. An oral presentation of the results in naive patients was given at the American Association for the Study of Liver Diseases ("AASLD") meeting that took place in November 1995. The results of this study were published in the February 1997 issue of Hepatology.

         The results in refractory patients indicated a significant dose-dependent response at the end of treatment favoring the highest dose group. A poster presentation of the results in refractory patients was given at the AASLD meeting that took place in November 1995.

         Based on the promising results obtained in the study on naive patients, the study on relapsing patients, which was accruing patients slowly, was terminated early so that the Company could concentrate its limited resources on pursuing the Phase 3 trials in naive patients, discussed below.

         After meeting with the FDA, the Company commenced in 1996 a Phase 3 multi-center, open label, randomized, controlled clinical trial designed to evaluate the safety and efficacy of ALFERON N Injection compared to INTRON A in naive chronic hepatitis C patients. The trial was conducted at 26 sites located in the United States and Canada and a total of 321 people were treated. The trial consisted of a 24-week treatment phase and 24-week follow-up and also included an interim analysis after approximately one-half of the enrolled patients completed the treatment and follow-up phases.

         On April 2, 1998, the Company announced it had completed the interim analysis of the results for approximately half of the enrolled patients. If the results of the interim analysis had demonstrated at a very high level of statistical significance that ALFERON N Injection is effective, the Company intended to seek FDA approval while continuing to follow the other enrolled patients. However, while the efficacy analysis indicated that ALFERON N Injection and the control treatment (an approved therapy) appeared to yield similar results, the study protocol required a showing of superiority in order to meet the criteria for statistical significance in the interim analysis. Therefore, the Company did not seek FDA approval based on the interim analysis. The Phase 3 study was completed in 1998. The Company completed the final analysis of the data in March 1999, and met with the FDA to determine the acceptability of the results for filing purposes. At that meeting, the FDA advised the Company that the results of the trial were insufficient to file for approval because the designed endpoint of the trial (which required a showing of superiority in sustained normalization of liver enzymes at the end of treatment and after six months of follow up) was not met. Therefore, the FDA informed the Company that an additional trial would be required to further evaluate the efficacy of ALFERON N Injection for this indication. At the present time, the Company does not have the resources necessary to conduct an additional study and does not plan to initiate such a study unless it can find a sponsor to continue this program.

         HIV and Hepatitis C Co-Infected Patients. In December 1997, patient enrollment commenced in a Phase 2 multi-center, open label clinical trial designed to evaluate the safety and efficacy of ALFERON N Injection in patients co-infected with HIV and HCV. In May 2000, an abstract entitled "Treatment of HCV/HIV Coinfection with Leukocyte Derived Interferon Alfa-n3", was published in Gastroenterology. At the present time, the Company does not plan to initiate additional studies in this area unless it can find a sponsor.

         Multiple Sclerosis. Multiple sclerosis ("MS") is a chronic, sometimes progressive, immune-mediated disease of the central nervous system that is believed to occur in genetically predisposed individuals following exposure to an environmental factor, such as virus infection. The disease affects an estimated 250,000 to 350,000 people in the United States, primarily young adults. Symptoms of MS, including vision problems, muscle weakness, slurred speech, and poor coordination, are believed to occur when the patient's own cells attack and ultimately destroy the insulating myelin sheath surrounding the brain and spinal cord nerve fibers, resulting in improper transmission of signals throughout the nervous system.

         In the United States, two recombinant forms of beta interferon have been approved for the treatment of relapsing-remitting MS. However, reports in the scientific literature and elsewhere have indicated that the significant adverse reactions associated with the treatments may limit their usefulness for a subset of patients. In addition, Teva Neuroscience, Inc.'s product, Copaxone(R), a non-interferon product, was approved by the FDA to treat relapsing-remitting MS.

         The Company has received anecdotal reports on the use of ALFERON N Injection in MS patients. In addition, encouraging reports were presented at a number of scientific conferences, namely:

         "Management of Interferon-(beta)1b (Betaseron) Failures in MS with
          Interferon-(alpha)n3 (Alferon N)", Charcot Foundation
          Meeting, Switzerland, March 2000,

         "Interferon-alfa-n3 (Alferon N) Reduces Gadolinium Enhancing Brain
          Lesions in Multiple Sclerosis", XVII World Congress of
          Neurology, London, UK, June 2001,

         "Alferon N (IFN-alfa-n3) and Betaseron (IFN-beta-1b) reduce T2 lesion load in multiple sclerosis (MS)", 17th Congress of the European Committee for Treatment & Research in Multiple Sclerosis (ECTRIMS), Dublin, Ireland, September 2001, and

         "Response of MR T2 Lesion Load in Patients with Multiple Sclerosis: A Retrospective Blinded Study of Treatment with Interferon (beta)1b (Betaseron) versus Interferon (alpha)-n3 (Alferon N) versus Untreated", 126th Annual Meeting of The American Neurological Association, in Chicago, October 2001.

         This last study was based on the retrospective review of multiple brain magnetic resonance imaging (MRI) scans to assess MS brain lesion burden. The study compared the scans of 40 MS patients treated with interferon alfa-n3 (ALFERON N Injection) as well as 40 MS patients treated with interferon beta-1b (Betaseron(R)), both before therapy and at least six months after initiation of therapy. A control group of 39 untreated MS patient scans were also evaluated with an initial MRI scan at baseline and a second MRI obtained at least six months after the baseline examination. On the 238 scans evaluated (119 patients) only lesions of larger than 5 mm3 were measured to avoid inclusion of potential non-MS lesions and assure accuracy of measurement. All scans were reviewed by consensus of two experienced neuroradiologists who were blinded to all identifiers, including name, date, order of scans, and clinical status of the patient.

         The study data showed a reduction in the volume of T2-weighted MS brain lesions in both the interferon alfa-n3 treated group (-10%) and the interferon beta-1b treated group (-7%), as compared to increased lesion volume in the untreated control group (+12%).

         Changes in disability scores amongst the groups were also retrospectively reviewed, based on the extended disability status scale (EDSS). Only patients with EDSS scores recorded both at baseline and after at least 12 months were evaluated, which included 38 interferon alfa-n3 treated patients, 31 interferon beta-1b treated patients, and 33 untreated patients. The results showed the mean absolute change in EDSS scores from baseline to be -1.07 for interferon alfa-n3 treated patients and -0.16 for interferon beta-1b treated patients after 12 months, as compared to +0.80 for untreated patients (negative changes reflect decreased disability scores, positive change reflects increased disability scores). The scale of EDSS scores ranges from 0 for a normal neurological examination to a score of 10 for death due to MS.

         This retrospective evaluation does not constitute a prospective clinical study of the type needed to obtain regulatory approval, and does not indicate that interferon alfa-n3 will be shown to be effective if such clinical studies are performed. However, based in part upon these encouraging findings and the other reports mentioned above, the Company is presently in discussions with potential corporate partners regarding the further investigation of its interferon alfa-n3 product as a potential treatment in patients afflicted with MS. The timing of any future clinical trials in MS will be dependent upon the Company's ability to obtain additional funding or a sponsor.

         Cancer. On April 30, 2001, the Company signed an exclusive technology license agreement with Mayo Foundation for Medical Education and Research, of Rochester, MN, for the rights to technology under investigation for preventing the recurrence of cancer after surgical removal of tumors.

         This new approach to cancer therapy being studied at Mayo is referred to as neo-adjuvant immunotherapy with interferon. The goal of this approach, which uses a short duration interferon pretreatment, is to stimulate the innate immune system prior to surgical treatment. This is believed to be particularly appropriate in light of literature reports of the possible existence of postoperative anesthesia-induced immunosuppression.

         This neo-adjuvant approach is based upon the research in mice with implanted melanoma. In this study it was found that a short duration treatment with natural mouse leukocyte interferon prior to surgery significantly increased the survival rate compared to untreated controls (56% vs. 0%). In addition, at the end of the study, no evidence of metastatic tumors was found in the surviving mice. Animals treated with interferon for the same duration immediately after surgery (adjuvant therapy) did no better than the untreated controls. It is unknown whether comparable results can be achieved in humans.

         As part of the collaboration with Mayo, Interferon Sciences is funding a clinical trial entitled "Identification of an Immunostimulatory Dose of Natural Interferon (Phase A) and Its Impact on Clinical Outcome (Phase B) in Patients with Melanoma", which commenced in December 2001.

         Other Indications. The Company is also planning clinical trials to investigate the potential use of ALFERON N Injection by subcutaneous systemic administration for the treatment of genital and other types of warts. Currently, the approved route of administration for the treatment of genital warts is intralesional and requires up to 16 office visits to the medical practitioner. If subcutaneous systemic treatment was found to be efficacious, patients could potentially self-administer the product as they have done in many of the clinical trials conducted by the Company. This would make treatment considerably more convenient for patients. In addition, in the following two publications:
"Adjuvant Interferon for Anal Condyloma, A Prospective Randomized Trial", Diseases of the Colon and Rectum 1994, and "Interferon as an Adjuvant Treatment for Genital Condyloma Acuminatum", International Journal of Gynecology & Obstetrics 1995, in which ALFERON N Injection was studied in conjunction with other treatments for genital warts, the authors reported that the addition of ALFERON N Injection to the other ablative therapies significantly reduced the recurrence rates. The Company is planning a clinical trial to further investigate the potential use of ALFERON N Injection as an adjuvant to other treatments.

         We are also planning a clinical trial in order to expand the potential uses of ALFERON N Injection in the area of women's health.

         Marketing and Distribution. The Company does not have a marketing and sales force or an agreement with another company to carry out this function. In June 1998, the Company entered into an agreement with Integrated Commercialization Solutions, Inc. ("ICS"), a subsidiary of AmerisourceBergen Corporation, pursuant to which ICS became the sole United States distributor of ALFERON N Injection. ICS distributes ALFERON N Injection to wholesalers throughout the United States. The Company does not believe that the loss of any one wholesaler would have a material adverse effect on the Company's sales or financial position. ICS also provides clinical and product information, reimbursement information and services, and management of patient assistant services. However they do not market the product. At the present time the Company is dependent upon orders being received from the marketplace and processed by ICS. Substantially all of the revenues are derived from the sales of ALFERON N Injection in the United States.

         Manufacturing. The purified drug concentrate utilized in the formulation of ALFERON N Injection is manufactured in the Company's facility located in New Brunswick, New Jersey, and ALFERON N Injection is formulated and packaged at a production facility located in McPherson, Kansas and operated by Abbott. In April 1998 the Company discontinued the first stage of interferon production because it had produced sufficient inventories of interferon intermediates to satisfy its commercial needs. The Company has been converting and intends to continue to convert intermediates to finished product as needed. The Company believes it has produced sufficient inventory of these intermediates to satisfy its clinical and commercial needs for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business - ALFERON N Injection - Clinical Trials for New Indications," "Business - Governmental Regulation," and "Properties."

         Competition. Presently, INTRON A, manufactured by Schering , is the one other injectable interferon product approved by the FDA for the treatment of genital warts. INTRON A is made from recombinant alpha interferon. Since the production of INTRON A is not dependent on a source of human blood cells, it may be able to be produced in greater volume and at a lower cost than ALFERON N Injection. Currently, the Company's wholesale price on a per unit basis of ALFERON N Injection is substantially higher than that of INTRON A. In 1997, 3M Pharmaceuticals received FDA approval for its immune-response modifier, Aldara(R), a self-administered topical cream, for the treatment of external genital and perianal warts. ALFERON N Injection also competes with surgical, chemical, and other methods of treating genital warts. The Company cannot assess the impact from products developed by the Company's competitors or advances in other methods of the treatment of genital warts on the commercial viability of its product.

         If and when the Company obtains approvals for additional indications of ALFERON N Injection, it expects to compete primarily on the basis of product performance and price with a number of pharmaceutical companies, both in the United States and abroad.

         In the United States, two recombinant forms of beta interferon, Biogen, Inc.'s Avonex(R) and Berlex Laboratories' Betaseron(R) as well as Teva Neuroscience, Inc.'s Copaxone(R), a non-interferon product, have been approved for the treatment of relapsing-remitting MS. In addition, Immunex Corporation's Novantrone(R) was approved by the FDA in 2000 for reducing neurological disability and/or the frequency of clinical relapses in patients with secondary (chronic) progressive, progressive relapsing or worsening relapsing-remitting MS.

         Many of the Company's potential competitors are among the largest pharmaceutical companies in the world, are well known to the public and the medical community, and have substantially greater financial resources and product development, manufacturing, and marketing capabilities than the Company or its marketing partners. Therefore, there can be no assurance that, if the Company is able to obtain regulatory approval of ALFERON N Injection for the treatment of any additional diseases, it will be able to achieve any significant penetration into those markets.

Licenses and Royalty Obligations

         The Company agreed to pay GP Strategies a royalty of $1 million in connection with the acquisition of certain intellectual property and technology rights from GP Strategies. Such amount is payable if and when the Company generates income before taxes, limited to 25% of such income before income taxes per year until the amount is paid in full. To date, the Company has not generated income before taxes and therefore has not paid royalties to GP Strategies.

Investments - Metacine, Inc.

         On July 28, 2000, the Company acquired for $100,000 an option to purchase certain securities of Metacine on the terms set forth below. The Company exercised the option on April 9, 2001.

         On exercise of the option, Metacine issued to the Company 700,000 shares of Metacine common stock (the "Metacine Shares") and a warrant (the "Metacine Warrant") to purchase, at a price of $12.48 per share, 282,794 shares of Metacine common stock in exchange for $400,000 in cash, $250,000 of services to be rendered by the Company to Metacine, and 2,000,000 shares of the Company's common stock (the "Company Shares") .As of February 1, 2001, Metacine had outstanding 850,000 shares of common stock, warrants to purchase, at a price of $.01 per share, 752,500 shares of Metacine common stock, and options to purchase, at prices ranging from $ __ to $__ , ________________ shares of Metacine common stock.

         The Agreement contains certain restrictions on the ability of Metacine to sell the Company Shares and provides for cash payments ("Deficiency Payments") by the Company to Metacine to the extent Metacine has not received $1,850,000 of net proceeds ("Sales Proceeds") from the sale of Company Shares by September 30, 2002 or specified lesser amounts of Sales Proceeds as of specified earlier dates. The Company did not make the $ 400,000 Deficiency Payment which was due on December 31, 2001. The Company is currently discussing various options regarding the Deficiency Payment with Metacine. If Metacine sells all of the Company Shares prior to receiving Sales Proceeds and Deficiency Payments of $1,850,000, the Company may issue to Metacine such number of additional shares of Company common stock as the Company determines in its sole discretion, which additional shares shall constitute Company Shares. If Metacine has received $1,850,000 in Sales Proceeds and Deficiency Payments and has remaining Company Shares, then the Sales Proceeds of any future sales by Metacine of Company Shares shall be paid by Metacine to the Company until the aggregate amount paid to the Company equals the aggregate amount of all Deficiency Payments. Any remaining Company Shares, and the Sales Proceeds therefrom, shall be for the benefit of Metacine.

         The Company is required to escrow 100,000 Metacine Shares to secure its obligations to render $250,000 of services to Metacine and 462,500 Metacine Shares to secure its obligations to make Deficiency Payments.

         The Company and the other stockholders of Metacine have entered into a stockholders' agreement providing for rights of first refusal, tag-along rights, and preemptive rights. The agreement also provides that the Company will have one representative on Metacine's board and will vote its shares in the same proportion as Metacine's other stockholders, and that certain corporate actions will not be taken without the Company's consent.

         Metacine is a biopharmaceutical company engaged in the development of biological therapy for the treatment of cancer, viral and autoimmune diseases, and for the prevention of organ transplant rejection. Metacine uses dendritic cells ("DC") to modulate the body's immune response to: (1) cancer and chronic viral disease through immunostimulation and (2) autoimmune disease and organ transplant rejection through downregulation of the immune system. Metacine's technology was developed during a 10-year, research effort by a team of six scientists at the University of Pittsburgh Medical Center (the "University") led by Michael T. Lotze, MD, an internationally renowned scientist and a pioneer in DC immunotherapy. Metacine's founding scientists have been awarded approximately $39 million in Federal grants for DC research, approximately $25 million of which has been spent to date developing the DC technology. Metacine has an exclusive license from the University of Pittsburgh of the Commonwealth System of Higher Education for a portfolio of six issued patents, eight pending patents, and four invention disclosures resulting from this research.

         The essential feature of Metacine's therapeutic strategy is the modification and targeted activation of dendritic cells ("DC"), the body's primary antigen presenting cell, for the treatment of first cancer, and then viral disease, autoimmune disease and organ transplant rejection. The deployment of DCs results in a cellular immune response culminating in the production of two types of target-specific T cells (cytolytic and helper) that team together to find and destroy tumors and virally infected cells. For effective treatment of cancer (and chronic viral infections), a patient requires a large number of cytolytic and helper T cells. In the case of transplant rejection (and auto-immune disease), too many existing T cells attack donor (or normal) tissue, ultimately killing the donated organ. Production of these T cells needs to be curtailed to improve the chances of a successful outcome

         Metacine is pursuing four different approaches to the therapeutic use of DC for the treatment of cancer: (1) ex vivo (outside the body) cell processing using patient's DC pulsed with antigens (substances capable of inducing an immune response), (2) ex vivo cell processing using patient's DC cultured with patient's tumor cells to create multi-antigenic, patient specific, autologous vaccines, (3) in vivo activation of DC to stimulate the patient's immune system to attack the primary tumor as well as metastatic sites, and (4) direct intratumoral injection of patient's DC engineered to produce the desired cytokine(s) (hormone-like proteins which can regulate the immune response) at the tumor site in order to provoke an anti-tumor response in vivo. The use of DC as the gene delivery vehicle has a further advantage in that following injection the DC will migrate to the lymph nodes where they present the multiple antigens they have absorbed at the tumor site. Animal experimentation has shown that this technique has the potential to stimulate the patient's immune system to attack the primary tumor as well as any metastatic sites.

         Metacine's program for prevention of organ transplant rejection represents another important area of application for DC. Ex vivo culturing and re-introduction of tolerogenic DC down-regulates the patient's immune system by flooding the system with DC that do not present the transplanted organ's antigens. Pre-clinical animal (mouse) models in which tolerogenic DC are introduced to prevent rejection of transplanted tissue have shown highly positive results as evidenced by a reduction of detrimental host-versus-graft immune responses resulting in a significant extension of life following organ transplant.

         Due to the breadth of the DC program at the University, Metacine is investigating a number of different approaches to developing this therapy. A Phase I clinical trial is currently underway at the University for treatment of melanoma, the deadliest form of skin cancer. In this trial, DC derived from the patient's blood are pulsed with multiple melanoma antigens to generate a "pulsed antigen" vaccine. The pulsed DC are then re-injected into the patient to stimulate the immune system to attack tumor cells that display these antigens. This trial follows an already completed 28 patient Phase I trial in which safety and immune response to the specific antigens used in the trial was demonstrated.

         Several additional Phase I trials are currently being planned. These include an autologous vaccine trial, in which the patient's DC and tumor cells are removed, co-cultured, and re-injected to induce an immune reaction against the specific antigens displayed by each patient's tumor(s), a trial evaluating the intratumoral injection of DC engineered to express cytokines at the tumor site, and a trial utilizing a novel method for stimulating DC directly in the patient (in vivo).

         To date, a general lack of significant side effects in human clinical trials has been observed by Metacine, and by others investigating DC-based therapy. In animal studies using multiple groups of four or five mice in each experiment, Metacine's different DC immunization techniques exhibited results that included tumor regression typically exceeding 50% of initial volume and in numerous cases complete disappearance of tumor, regression of tumor volume at metastatic sites, protection against challenge with tumor cells subsequent to DC administration, and increased survival of treated animals to 60 - 90 days. In contrast, all untreated control animals died within 20 - 30 days. There can be no assurance that comparable results can be achieved with human beings.

Governmental Regulation

         Regulations imposed by U.S. federal, state, and local authorities, as well as their counterparts in other countries, are a significant factor in the conduct of the research, development, manufacturing, and marketing activities for present and proposed products developed by the Company.

         The Company's or its licensees' potential products will require regulatory approval by governmental agencies prior to commercialization. In particular, human medical products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA in the United States and similar health authorities in foreign countries. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping, and marketing of such products, including the use, manufacture, storage, handling, and disposal of hazardous materials and certain waste products. The process of obtaining these approvals and the subsequent compliance with applicable federal and foreign statutes and regulations involves a time-consuming process and requires the expenditure of substantial resources.

         The effect of government regulation may be to delay for a considerable period of time or prevent the marketing of any product that the Company may develop and/or impose costly procedures on the Company's activities, the result of which may be to furnish an advantage to the Company's competitors. Any delay in obtaining or failure to obtain such approvals would adversely affect the marketing of the Company's products and the ability to earn product revenue.

         Before testing of any agents with potential therapeutic value in healthy human test subjects or patients may begin, stringent government requirements for pre-clinical data must be satisfied. These data, obtained from studies in several animal species, as well as from laboratory studies, are submitted in a Notice of Claimed Investigational Exemption for a New Drug or its equivalent in countries outside the U.S. where clinical studies are to be conducted. If the necessary authorizations are received, the Company then conducts clinical tests of its products on human beings at various unaffiliated medical centers and institutions. Initial trials (Phase 1) are conducted on a small number of volunteers to determine whether the drug is safe for human beings. If the initial trials demonstrate the safety of the product, trials (Phase 2) are then conducted on patients affected with the disease or condition under investigation to establish the proper dose and dosing interval. The findings of these trials are then used to design and implement large-scale controlled trials (Phase 3) to provide statistical proof of effectiveness and adequate evidence of safety to meet FDA and/or foreign approval requirements.

         The FDA closely monitors the progress of each of the phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based on the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Estimates of the total time required for completing clinical testing vary between four and ten years. Upon successful completion of clinical testing of a new drug, a company typically submits a New Drug Application ("NDA"), or for biological products such as Natural Alpha Interferon, a Biological License Application ("BLA"), to the FDA summarizing the results and observations of the drug during the clinical trials.

         Each facility, in which products are produced and packaged, whether operated by the Company or a third party, must meet the FDA's standards for current good manufacturing practices and must also be approved prior to marketing any product produced or packaged in such facility. Any significant change in the production process that may be commercially required, including changes in sources of certain raw materials, or any change in the location of the production facilities will also require FDA approval. To the extent a portion of the manufacturing process for a product is handled by an entity other than the Company, the Company must similarly receive FDA approval for the other entity's participation in the manufacturing process. Abbott formulates and packages ALFERON N Injection. The Company presently has a biologic establishment license for the facilities in which it produces ALFERON N Injection, which includes the facilities in which Abbott formulates and packages ALFERON N Injection.

         Once the manufacture and sale of a product is approved, various FDA regulations govern the production processes and marketing activities of such product. A post-marketing testing, surveillance, and reporting program may be required to monitor the product's usage and effects. Product approvals may be withdrawn, or other actions may be ordered, if compliance with regulatory standards is not maintained.

         Each individual lot of Natural Alpha Interferon produced must be tested for compliance with specifications and released for sale by the FDA prior to distribution in the marketplace. Even after initial FDA marketing approval for a product has been granted, further studies may be required to provide additional data on safety or efficacy; to obtain approval for marketing a product as a treatment for specific diseases other than those for which the product was originally approved; to change the dosage levels of a product; to support new safety or efficacy claims for the product; or to support changes in manufacturing methods, facilities, sources of raw materials, or packaging.

         In many markets, effective commercialization also requires inclusion of the product in national, state, provincial, or institutional formularies or cost reimbursement systems. The impact of new or changed laws or regulations cannot be predicted with any accuracy. The Company uses its own staff of regulatory affairs professionals and outside consultants to enable it to monitor compliance, not only with FDA laws and regulations, but also with state and foreign government laws and regulations.

         Promotional and educational communications by the Company and its distributors also are regulated by the FDA and are governed by statutory and regulatory restrictions and FDA policies regarding the type and extent of data necessary to support claims that may be made. The Company currently does not have data adequate to satisfy FDA requirements with respect to potential comparative claims between Natural Alpha Interferon and competing recombinant interferon products.

         For marketing outside the United States, the Company will also be subject to foreign regulatory requirements governing human clinical trials, manufacturing, and marketing approval for drugs and other medical products. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country.

         Under certain circumstances, the Company may be required to obtain FDA authorization to export products for sale in foreign countries. For instance, in most cases, the Company may not export products that have not been approved by the FDA unless it first obtains an export permit from the FDA. However, these FDA export restrictions generally do not apply if the Company's products are exported in conformance with their United States approvals or are manufactured outside the United States. At the present time, the Company does not have any foreign manufacturing facilities.

Research Staff and Employees

         As of January 31, 2002, the Company had 39 employees, 5 of whom work less than full time. Of the 39 employees, 7 hold Ph.D. degrees, 1 holds an M.D. degree and 16 hold other degrees in scientific or technical fields. Of such employees, approximately 7 were engaged in research and product development, 12 were engaged in quality control, regulatory and quality assurance and product and process improvement for manufacturing, 7 were engaged in engineering and maintenance, 4 were engaged in medical affairs and 9 were general and administrative personnel.

Research and Development

         During the years ended December 31, 2001, 2000 and1999, the Company expended approximately $2.3 million, $1.5 million and $3.1 million, respectively, for research and development. Substantially all of these expenditures were for Company-sponsored research and development programs.

Foreign and Domestic Operations and Export Sales

         All of the Company's material operations and sales are conducted in the United States.

Properties

         The Company's executive offices and its research and production facilities are located at 783 Jersey Avenue, New Brunswick, New Jersey 08901, and its telephone number is (732) 249-3250.

         The Company owns two freestanding buildings comprising approximately 44,000 square feet that are located in New Brunswick, New Jersey. The Company uses the facilities for staff offices, manufacturing, quality control and research activities, and storage.

         The Company believes that its current facilities and equipment are suitable and adequate for its current intended purposes. At the present time the Company believes that the reinitiation of full-scale manufacturing will require the expenditure of approximately $250,000 to upgrade certain equipment.

Legal Proceedings

         The Company is not a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers

         The following table sets forth the names of the directors and principal executive officers of the Company as of January 31, 2002, their positions with the Company, and their principal business experience for the last five years.



Name                                                       Age                 Position
Samuel H. Ronel, Ph.D                                       65                 Chairman of the Board

Lawrence M. Gordon                                          48                 Chief Executive Officer and a Director

Stanley G. Schutzbank, Ph.D., R.A.C.                        56                 President and a Director

Donald W. Anderson                                          52                 Controller (Principal Accounting and
                                                                                                 Financial Officer) and Secretary

Mei-June Liao, Ph.D.                                        50                 Vice President, Research and Development

James R. Knill, M.D.                                        68                 Vice President, Medical Affairs

Robert P. Hansen                                            57                 Vice President, Manufacturing

Sheldon L. Glashow                                          68                 Director


         Samuel H. Ronel, Ph.D. has been Chairman of the Board since February 1997 and was Vice Chairman of the Board from January 1996 to February 1997 and President, Chief Executive Officer, and a director of the Company from 1981 to January 1996. He was responsible for the interferon research and development program since its inception in 1979. Dr. Ronel joined GP Strategies in 1970 and served as the Vice President of Research and Development of GP Strategies and as the President of Hydro Med Sciences, a division of GP Strategies, from 1976 to September 1996. Dr. Ronel served as President of the Association of Biotechnology Companies, an international organization representing United States and foreign biotechnology firms, from 1986-88 and has served as a member of its Board of Directors until 1993. Dr. Ronel was elected to the Board of Directors of the Biotechnology Industry Organization from 1993 to 1995 and to the Governing Body of the Emerging Companies Section from 1993 to 1997. Since 1999 he has been a member of the Technology Advisory Board of the New Jersey Economic Development Authority. In 2001, Dr. Ronel was named member of the Advisory Commission to the Biotechnology Research Institute, Montreal, a National Research Council of Canada institution.

         Lawrence M. Gordon has been Chief Executive Officer and a director of the Company since January 1996, Vice President of the Company from June 1991 to January 1996, General Counsel of the Company from 1984 to January 1996.

         Stanley G. Schutzbank, Ph.D. has been President of the Company since January 1996, Executive Vice President of the Company from 1981 to January 1996, and a director of the Company since 1981 and has been associated with the interferon research and development program since its inception in 1979. He is involved with all facets of administration and planning of the Company and has coordinated compliance with FDA regulations governing manufacturing and clinical testing of interferon, leading to the approval of ALFERON N Injection in 1989. Dr. Schutzbank joined GP Strategies (previously National Patent Development Corporation) in 1972 and served as the Corporate Director of Regulatory and Clinical Affairs. from 1976 to September 1996 and as Executive Vice President of Hydro Med Sciences from 1982 to September 1996. Dr. Schutzbank is a member of the Regulatory Affairs Professionals Society ("RAPS") and has served as Chairman of the Regulatory Affairs Certification Board from its inception until 1994. Dr. Schutzbank received the 1991 Richard E. Greco Regulatory Affairs Professional of the Year Award for his leadership in developing the United States Regulatory Affairs Certification Program. In September 1995, Dr. Schutzbank was elected to serve as President-elect in 1996, President in 1997, and Chairman of the Board in 1998 of RAPS. In October 2000, Dr. Schutzbank received the Leonard J. Stauffer Award from RAPS. RAPS gives this award once each year to a Regulatory Affairs Certified ("RAC") individual who exemplifies outstanding service to the RAC Program and/or mentoring in the regulatory affairs profession.

         Donald W. Anderson has been the Controller of the Company since 1981 and Corporate Secretary of the Company since 1988. He was an officer of various subsidiaries of GP Strategies from 1976 to September 1996.

     Mei-June Liao, Ph.D. has been Vice President, Research and Development of the Company since March 1995. Dr. Liao served as Director of Research & Development from 1987 to 1995, and held senior positions in the Company's Research & Development Department since 1983. Dr. Liao received her Ph.D. from Yale University and completed a three-year postdoctoral appointment at the Massachusetts Institute of Technology under the direction of Nobel Laureate in Medicine, Professor H. Gobind Khorana. Dr. Liao has authored many scientific publications and invention disclosures.

         James R. Knill, M.D. has been Vice President, Medical Affairs of the Company since September 1996 and a consultant to the Company from November 1995 to September 1996. Dr. Knill was employed as Vice President of Medical Affairs for Cytogen Corporation from 1994 to 1995 and as consultant for Cytogen Corporation from 1995 to July 1996. He was previously employed for more than 20 years as Vice President of Medical Affairs for Bristol-Myers Squibb Company.

         Robert P. Hansen has been Vice President, Manufacturing of the Company since February 1997. He served as a Director of Manufacturing since 1995, and held senior positions in the Company's Manufacturing Department since 1987.

     Sheldon L. Glashow, Ph.D. has been a director of the Company since 1991. He has been a director of GP Strategies since 1987, a director of GSE Systems, Inc. since 1995, and a director of CalCol, Inc. since 1994. Dr. Glashow is the Higgins Professor of Physics and the Mellon Professor of the Sciences at Harvard University. He was a Distinguished Professor and visiting Professor of Physics at Boston University. In 1971, he received the Nobel Prize in Physics.

Executive Compensation

         The following table presents the compensation paid by the Company to its Chief Executive Officer and the Company's five most highly compensated executive officers for 2001, 2000, and 1999.



                           Summary Compensation Table

                                                          Long-Term
                             Annual Compensation                   Compensation Awards
                             -------------------              -----------------------------
                                                                    Stock       All Other
                              Year       Salary       Bonus        Options    Compensation
Name and Principal Position                ($)         ($)           (#)          ($) (2)
---------------------------   ----       ------       ------       --------    ------------

Lawrence M. Gordon            2001
Chief Executive Officer       2000      328,790        -0-           -0-          12,275
                              1999      135,500(1)     -0-         400,000         9,368

Samuel H. Ronel, Ph.D.        2001
Chairman of the Board         2000      190,250       - 0 -          -0-          13,733
                              1999      102,750(1)    - 0 -        250,000        9,151

Stanley G. Schutzbank, Ph.D.  2001
President                     2000      248,112        -0-           -0-          13,375
                              1999      123,113(1)    - 0 -        400,000         8,533

James Knill, M.D.             2001
Vice President                2000      128,995       4,000          -0-          11,703
Medical Affairs               1999      120,658(1)    - 0 -         50,375        12,880

Mei-June Liao, Ph.D.          2001
Vice President, Research      2000      124,747       4,000          -0-          7,615
And Development               1999      113,075(1)    - 0 -         81,075        7,102

Robert Hansen
Vice President,
Manufacturing
------------

(1) In 1999, due to the financial condition of the Company, Messrs. Gordon, Ronel, Schutzbank and Knill and Ms. Liao reduced the amount of time they spent on Company business.

(2) Matching contribution by the Company to the 401(k) Savings Plan, payments by the Company for Group Term Life and payments made by the Company under the Common Stock Compensation Plan. The Common Stock Compensation Plan ended on October 1, 2000.


         The following table sets forth information for the named executive officers regarding the unexercised options held December 31, 2001. No options were exercised by the named executive officers during the year ended December 31, 2001.



                   Aggregated December 31, 2001 Option Values

                              Number of Unexercised         Value of Unexercised
                              Options at                    In-the-Money Options at
                              December 31, 2001 (#)         December 31, 2001($)(1)
                              Exercisable/Unexercisable     Exercisable/Unexercisable
                              -------------------------     -------------------------
Lawrence M. Gordon             409,005     100,000           $ 81,801     $ 20,000
Samuel H. Ronel, Ph.D.         249,765      62,500             49,953       12,500
Stanley G. Schutzbank, Ph.D.   384,875     100,000             76,975       20,000
James Knill, M.D.               51,182      12,593             10,236        2,519
Mei-June Liao, Ph.D.            78,847      20,268             15,769        4,054
Robert Hansen                   62,693      16,307             12,539        3,261

-------------------

(1) Calculated based on the closing price of the Common Stock as reported on the OTC Bulletin Board on December 31, 2001.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

         As of October 1, 1997, Lawrence M. Gordon entered into an employment agreement with the Company pursuant to which Mr. Gordon is employed as the Chief Executive Officer of the Company until December 31, 2001. On December 31, 1999, and on each December 31 of each year thereafter, the employment period is automatically extended for one additional year unless, not later than June 30 immediately preceding any such December 31, either party delivers to the other written notice that the employment period is not further extended.

         Commencing January 1, 1997, Mr. Gordon's base annual salary is $250,000, subject to annual increases of 6%. The Company's Board of Directors may determine Mr. Gordon's bonus for each year, and whether to grant Mr. Gordon additional options, based upon the Company's revenues, profits or losses, financing activities, progress in clinical trials, and such other factors deemed relevant by the Board.

         As of July 1, 2000, Stanley G. Schutzbank and Samuel H. Ronel entered into employment agreements with the Company pursuant to which Dr. Schutzbank is employed as President of the Company and Dr. Ronel is employed as Chairman of the Board of the Company until December 31, 2003. On December 31, 2001 for Dr. Schutzbank and December 31, 2002 for Dr. Ronel, and on each December 31 of each year thereafter, the employment period is automatically extended for one additional year unless, not later than June 30 immediately preceding any such December 31, either party delivers to the other written notice that the employment period is not further extended.

         Dr. Schutzbank's base annual salary is $250,000, subject to annual increases of 6%, and Dr. Ronel's base annual salary is $175,000, subject to such increases as may be granted by the Board. The Board may determine Dr. Schutzbank's and Dr. Ronel's bonus for each year, and whether to grant them stock options, based upon the Company's revenues, profits or losses, financing activities, progress in clinical trials, and such other factors deemed relevant by the Board.

         The Company may terminate each of the employment agreements for Cause, which is defined as (i) the willful and continued failure by the employee to substantially perform his duties or obligations or (ii) the willful engaging by the employee in misconduct which is materially monetarily injurious to the Company. If an employment agreement is terminated for Cause, the Company is required to pay the employee his full salary through the termination date.

         Each of the employees can terminate his employment agreement for Good Reason, which is defined as (i) a change in control of the Company or (ii) a failure by the Company to comply with any material provision of the employment agreement which has not been cured within ten days after notice. A "change in control" of the Company is defined as (i) a change in control of a nature that would be required to be reported in response to Item 1(a) of Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (iii) at any time individuals who were either nominated for election or elected by the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board.

         If the Company wrongfully terminates an employment agreement or the employee terminates his employment agreement for Good Reason, then (i) the Company is required to pay the employee his full salary through the termination date; (ii) the Company is required to pay as severance pay to the employee an amount equal to (a) his average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date (or, if the termination date is prior to December 31, 2002, during the full calendar years commencing with calendar year 2000 preceding the termination date), multiplied by (b) the greater of (I) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated and (II) three (one and one-half in the case of Dr. Ronel), such payment to be made (c) if termination is based on a change of control of the Company, in a lump sum on or before the fifth day following the termination date or (d) if termination results from any other cause, in substantially equal semimonthly installments payable over the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated; (iii) all options to purchase the Company's common stock granted to the employee under the Company's option plan or otherwise immediately become fully vested and terminate on such date as they would have terminated if the employee's employment by the Company had not terminated and, if the employee's termination is based on a change of control of the Company and the employee elects to surrender any or all of such options to the Company, the Company is required to pay the employee a lump sum cash payment equal to the excess of (a) the fair market value on the termination date of the securities issuable upon exercise of the options surrendered over (b) the aggregate exercise price of the options surrendered; and (iv) if termination of the employment agreement arises out of a breach by the Company, the Company is required to pay all other damages to which the employee may be entitled as a result of such breach. If the employment agreement is terminated for any reason other than Cause, the Company is required to maintain in full force and effect, for a number of years equal to the greater of
(i) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated and
(ii) three (one and one-half in the case of Dr. Ronel), all employee benefit plans and programs in which the employee was entitled to participate immediately prior to the termination date.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the number of shares of common stock beneficially owned as of February 1, 2002, by each person who is known to us to own beneficially more than 5% of our outstanding common stock.



Name and Address                                             Number of Shares          Percent of
of Beneficial Owner                                          Beneficially Owned         Class
-------------------                                          ------------------        -----------
Harbor Trust                                                  2,856,198(1)              12.9%(1)
418 Avenue I
Brooklyn, NY 11230

Balmore S.A.                                                  1,483,402(2)              7%(2)
160 Central Park South
Suite 2701
New York, NY 10019

Celeste Trust Reg.                                            1,473,652(2)              7%(2)
160 Central Park South
Suite 2701
New York, NY 10019

Michael G. Jesselson 12/18/80 Trust                           1,515,152(2)              7.3%(2)
450 Park Avenue
Suite 2603
New York, NY 10022

RBB Bank Aktiengesellschaft                                   1,760,000(3)              8.4%(3)
Burgring 16
8010 Graz, Austria

Mark Nordlicht                                                1,212,122(4)              5.9%(4)
165 West End Avenue
Apartment 11N
New York, NY 10023


(1) Includes (i) 1,363,637 shares that may be acquired upon the exercise of warrants, exercisable until April 2005, at a price of $1.50 per share, and (ii) an option to purchase 246,212 Units (each Unit consisting of a share of common stock and a warrant to purchase a share of common stock for $1.50) exercisable commencing on April 17, 2001 at a price of $.66 per Unit.

(2)      Includes 757,576 shares that may be acquired upon the exercise of warrants, exercisable until April 2005, at a price of
         $1.50 per share.

(3)      Includes 880,000 shares that may be acquired upon the exercise of warrants, exercisable until April 2005, at a price of
         $1.50 per share.

(4)      Includes 606,061 shares that may be acquired upon the exercise of warrants, exercisable until April 2005, at a price of
         $1.50 per share.


         The following table sets forth, as of February 1, 2002, beneficial ownership of shares of common stock of the Company by each director, each of the named executive officers and all directors and executive officers as a group.



                                                                           Of Total Number
                                                                           of Shares
                                                                           Beneficially
                                      Total Number      Percent of         Owned
                                      of Shares         Common             Shares which
                                      Beneficially      Stock              May be Acquired
Name                                  Owned             Owned(1)           Within 60 Days
----                                  -----------       ----------         -----------------

Lawrence M. Gordon
Samuel H. Ronel, Ph.D.
Stanley G. Schutzbank, Ph.D.
Sheldon L. Glashow
Directors and Executive Officers
as a Group (8 persons)
-------------

* The number of shares owned is less than one percent of the outstanding shares of common stock.

(1) The percentage of class calculation assumes for each beneficial owner that all of the options or warrants are exercised in full only by the named beneficial owner and that no other options or warrants are deemed to be exercised by any other stockholders.


                          DESCRIPTION OF CAPITAL STOCK

General

         The Company is authorized to issue 55,000,000 shares of common stock. As of December 31, 2001, 20,308,031 shares of common stock were outstanding. In addition, 17,098,326 shares of common stock were reserved for issuance upon exercise of outstanding warrants and options.

Common Stock

         Each outstanding share of common stock entitles the holder to one vote on all matters requiring a vote of stockholders. Since the common stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all the directors of the Company and the holders of the remaining shares would not be able to elect any directors. See Principal Stockholders."

         Subject to the rights of holders of any series of preferred stock that may be issued in the future, the holders of the common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividends." In the event of a voluntary or involuntary liquidation of the Company, all stockholders are entitled to a pro rata distribution of the assets of the Company remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Holders of common stock have no conversion or preemptive rights. All outstanding shares of common stock are, and the shares of common stock offered hereby by the Company when issued and paid for will be, fully paid and nonassessable.

     The transfer agent for the common stock is Computershare Investor Services, L.L.C., 2 North LaSalle Street, Chicago, Illinois 60602.

Preferred Stock

         The Company is authorized to issue 5,000,000 shares of Preferred Stock, none of which is outstanding, the terms of which may be fixed by the Board of Directors. It is not possible to state the actual effect of any issuance of one or more series of preferred stock upon the rights of holders of Common Stock until the Board of Directors of the Company determines the respective rights of the holders of one or more series of the preferred stock. Such effects might, however, include: (a) reduction of the amount of funds otherwise available for payment of cash dividends on Common Stock; (b) restrictions on the payment of cash dividends on Common Stock; (c) dilution of the voting power of the Common Stock, to the extent that any series of issued preferred stock has voting rights or is convertible into Common Stock; and (d) the holders of Common Stock not being entitled to share in the assets of the Company upon liquidation until satisfaction of liquidation preferences, if any, in respect of any outstanding Preferred Stock.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the offering by the selling stockholders named in this Prospectus of up to 28,209,006 shares of common stock. All of the selling stockholders have acquired the shares of common stock in private placements and may acquire additional shares of common stock upon the exercise of warrants issued in the private placements.

         The following table sets forth important information with respect to the selling stockholders as of February 1, 2002, as follows:

     - the name and position or other material relationship (if any) within the past three years of the selling stockholders with us;

     - the number of shares of common stock beneficially owned by the selling stockholders (including shares issuable upon exercise of warrants exercisable within 60 days of February 1, 2002) prior to this offering;

     - the number of shares of common stock being offered through this Prospectus; and

     - the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after the sale of the shares of common stock being offered through this Prospectus.

The selling stockholders do not have to sell all of the shares of common stock that they own.



                                 Number of Shares   Number of Shares                       Shares Beneficially
                                 Beneficially       Issuable Upon                          Owned After the Offering
                                                                                           ------------------------
                                 Owned Prior to     Exercise of        Number of Shares
Selling Stockholder              the Offering       Warrants           Offered Hereby       Number      Percentage
-------------------              ------------       ---------          ---------------     --------     ----------

Anfel Trading Ltd.                    378,788          378,788(1)          378,788(3)           0            0

Marc L. Bailin                        75,758            37,879(1)          75,758(3)            0            0

Balmore S.A.                         1,483,402         757,576(1)         1,483,402(3)          0            0

Arnaldo Barros                        454,546          227,273(1)          454,546(3)           0            0

B&B Trading Retirement Plan           75,758            37,879(1)          75,758(3)            0            0

Ismelia Costa Belmont                 120,000           60,000(1)          120,000(3)           0            0

Ethan Benovitz                        75,758            37,879(1)          75,758(3)            0            0

Daniel Berger                         151,516           75,758(1)          151,516(3)           0            0

John W. Blaha                         37,880            18,940(1)          37,880(3)            0            0

Martin Blech                          90,910            45,455(1)          90,910(3)            0            0

Bruce Bridges                         15,000            15,000(1)          15,000(3)            0            0

Celeste Trust Reg.                   1,473,652         757,576(1)         1,473,652(3)          0            0

Central Yeshiva Beth Joseph           237,123          146,971(1)          237,123(3)           0            0

Clarex Limited                        300,000          150,000(1)          300,000(3)           0            0

Congregation Ohel Torah               75,758            37,879(1)          75,758(3)            0            0

Robert Degirmenci                     75,758            37,879(1)          75,758(3)            0            0

Robert H. Donehew                     30,304            15,152(1)          30,304(3)            0            0

Donehew Fund Limited
Partnership                           272,728          136,364(1)          272,728(3)           0            0

Stella Eros Trust                     400,000          200,000(1)          400,000(3)           0            0

Richard and Kenneth Etra              37,880            18,940(1)          37,880(3)            0            0

Steven Etra                           189,394           94,697(1)          189,394(3)           0            0

Steven Gluckstein, IRA                50,000            25,000(1)          50,000(3)            0            0

Ari S. Goldman                        96,000            48,000(1)          96,000(3)            0            0

Martin Goldman                        80,000            40,000(1)          80,000(3)            0            0

GP Strategies Corporation             676,800          500,000(2)          676,800(3)           0            0

Frank V. Grace                        75,758            37,879(1)          75,758(3)            0            0

HAA, Inc.                             227,273          227,273(1)          227,273(3)           0            0

Mark and Amy Halper                   200,000          100,000(1)          200,000(3)           0            0

Harbor Trust                         2,363,774        1,363,637(1)        2,363,774(3)          0            0

Harbor Trust                        492,424(5)              0              492,424(5)           0            0

Harnof Investments Limited            303,032          151,516(1)          303,032(3)           0            0

John Heilshorn                        113,638           56,819(1)          113,638(3)           0            0

Charlotte Horowitz                    121,214           60,607(1)          121,214(3)           0            0

Benjamin J. Jesselson 8/21/74
Trust                                 757,576          378,788(1)          757,576(3)           0            0

Michael G. Jesselson 12/18/80
Trust                                1,515,152         757,576(1)         1,515,152(3)          0            0

Richard Kandel                        151,516           75,758(1)          151,516(3)           0            0

Scott Koppelman                       100,000          100,000(1)           100,000

KSH Strategic Investment Fund
I, LP                                 757,576          378,788(1)          757,576(3)           0            0

Alan and Penny Layton                 29,940            18,940(1)          29,940(3)            0            0

George Lichtenstein                   170,455           85,227(1)          170,455(3)           0            0

Lightning Ltd.                        151,516           75,758(1)          151,516(3)           0            0

Keith Lippert                         75,758            37,879(1)          75,758(3)            0            0

Low Family Trust                      151,516           75,758(1)          151,516(3)           0            0

Robert A. Mackie                      340,000          170,000(1)          340,000(3)           0            0

Magic Consulting Corp.                200,000          100,000(1)          200,000(3)           0            0

Markham Holdings Limited              303,032          151,516(1)          303,032(3)           0            0

Martin Marlow                         75,758            37,879(1)          75,758(3)            0            0

Abraham Masliansky                    400,000          200,000(1)          400,000(3)           0            0

Maria Molinsky                        100,000          100,000(1)          100,000(3)           0            0

Sean Molloy                           30,000            15,000(1)          30,000(3)            0            0

New Millennium Biotech              492,424(5)              0              492,424(5)           0            0

New Millennium Biotech                303,032          151,516(1)          303,032(3)           0            0

Avroham Moshel                        200,000          100,000(1)          200,000(3)           0            0

Jules Nordlicht                       303,032          151,516(1)          303,032(3)           0            0

Mark Nordlicht                       1,212,122         606,061(1)         1,212,122(3)          0            0

Steven Olivera                        100,000          100,000(1)           100,000

One Route 340 Corp.                   37,879            37,879(1)          37,879(3)            0            0

Ruthy Parnes                          151,516           75,758(1)          151,516(3)           0            0

Lawrence L. Pickens                   37,880            18,940(1)          37,880(3)            0            0

Mary Ann Pickens                      75,758            37,879(1)          75,758(3)            0            0

Richard S. Post                       37,880            18,940(1)          37,880(3)            0            0

Earl H. Powers                        75,758            37,879(1)          75,758(3)            0            0

Dov Rauchwerger                       181,820           90,910(1)          181,820(3)           0            0

RBB Bank Aktiengesellschaft          1,760,000         880,000(1)         1,760,000(3)          0            0

Thomas Redington                      136,364           68,182(1)          136,364(3)           0            0

David Rosenberg                       400,000          200,000(1)          400,000(3)           0            0

Daniel Saks                           75,758            37,879(1)          75,758(3)            0            0

Marvin Schick                         151,516           75,758(1)          151,516(3)           0            0

Frank J. Schultheis                   151,516           75,758(1)          151,516(3)           0            0

Elliot S. Schwartz and Michael
Ettinger - Tenants in Common          75,758            37,879(1)          75,758(3)            0            0

Seaview Global Fund, LP               80,000            40,000(1)          80,000(3)            0            0

Abraham Shapiro                       75,758            37,879(1)          75,758(3)            0            0

Charles Silberstein                   30,304            15,152(1)          30,304(3)            0            0

Gary Stein                            30,304            30,304(1)          30,304(3)            0            0

Richard S. Thompson                   37,879            37,879(1)          37,879(3)            0            0

Michele Faskowitz Treister            30,304            15,152(1)          30,304(3)            0            0

Nelson M. Tuchman                     75,758            37,879(1)          75,758(3)            0            0

Israel Wallach                        30,304            15,152(1)          30,304(3)            0            0

Teddy Wallach                         60,608            30,304(1)          60,608(3)            0            0

Zvi Weinreb                           151,516           75,758(1)          151,516(3)           0            0

Stephen Weiss                         30,304            15,152(1)          30,304(3)            0            0

Yeshiva Gimel Daled Inc.              303,032          151,516(1)          303,032(3)           0            0

Yeshiva Madreigas HaAdam              100,000           50,000(1)          100,000(3)           0            0

Jay Zises, IRA                        303,032          151,516(1)          303,032(3)           0            0

GKN Securities                       88,380(4)              0              88,380(4)            0            0

Jay Goldman                          60,700(4)              0              60,700(4)            0            0

Stuart Horowitz                      20,234(4)              0              20,234(4)            0            0

Diane Pilatsky                       1,650(4)               0               1,650(4)            0            0

Robert Gladstone                     5,398(4)               0               5,398(4)            0            0

David Nussbaum                       5,398(4)               0               5,398(4)            0            0

Roger Gladstone                      5,398(4)               0               5,398(4)            0            0

Graubard, Mollen & Miller            20,796(4)              0              20,796(4)            0            0

Catalyst Venture Capital LLC        280,000(4)              0              280,000(4)           0            0

Albert Poliak                        24,250(4)              0              24,250(4)            0            0

Robert Setteducati                   24,250(4)              0              24,250(4)            0            0

YMT, Inc.                           113,638(4)              0              113,638(4)           0            0

Libra Finance S.A.                  454,546(4)              0              454,546(4)           0            0

Central Yeshiva Beth Joseph         360,228(4)              0              360,228(4)           0            0

Daniel J. Moran                      56,820(4)              0              56,820(4)            0            0

KSH Investment Group, Inc.          113,638(4)              0              113,638(4)           0            0

Steven Oliveira                     150,000(4)              0              150,000(4)           0            0

Fred Sager                           51,764(4)              0              51,764(4)            0            0

Stephen J. Perrone                   22,182(4)              0              22,182(4)            0            0

Gabriel M. Cerrone                   90,000(4)              0              90,000(4)            0            0

American Red Cross                  800,000(6)              0              800,000(6)           0            0

Metacine, Inc.                     2,000,000(7)             0             2,000,000(7)          0            0

     (1) The warrants are exercisable at a price of $1.50 per share of common stock until April, 2005.

     (2) The warrants are exercisable at a price of $1.00 per share of common stock until March, 2004.

     (3) Consists of shares of common stock currently owned by the selling stockholders and offered hereby, as well as shares of common stock issuable to such selling stockholders upon exercise of warrants currently held and offered hereby by such selling stockholders.

     (4) Represents options to purchase Units, each Unit consisting of a share of common stock and a warrant to purchase an additional share of common stock at a price of $1.50, exercisable at a price of $.66 per Unit, commencing on April 17, 2001. The Units were issued as compensation for services rendered to the Company in the private placement.

     (5) Does not include options to purchase an additional 246,212 Units, each Unit consisting of a share of common stock and a warrant to purchase an additional share of common stock at a price of $1.50, exercisable at a price of $.66 per Unit, commencing on April 17, 2001. The warrants were issued to the selling stockholder for acting as a lead investor.

     (6) Represents shares issued as payment for indebtedness owed to the selling stockholder.

     (7) Represents shares issued to the selling stockholder as partial consideration for a substantial equity interest in the selling stockholder. See "Business - Metacine."

                              PLAN OF DISTRIBUTION

         The common stock being offered by the selling stockholders will be sold in one or more transactions (which may involve block transactions) on the OTC Bulletin Board or on another market on which the common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the common stock, short sales, or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price, or any other price as the selling stockholders determine from time to time. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of common stock if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also sell the common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the common stock will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the selling stockholders (or their successors in interest) may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling stockholder. There can be no assurance that all or any of the common stock offered hereby will be issued to, or sold by, the selling stockholders.

         The selling stockholders and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. These rules may limit the timing of purchases and sales of any of the common stock by the selling stockholders or any other person participating in the distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other market activities with respect to the common stock for a specified period of time before the distribution begins. These restrictions may reduce the marketability of the common stock.

         We have agreed to indemnify the selling stockholders against potentially significant liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of common stock and the shares issuable upon exercise of the warrants offered hereby have been passed upon for the Company by Duane, Morris & Heckscher LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering the December 31, 2000 financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

         We have filed a registration statement on Form S-1 with the SEC relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits for the registration statement. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance we refer you to the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         For further information with respect to ISI and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules, which may be inspected by anyone without charge at the public reference facilities maintain by the SEC at the above locations. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The registration statement is also available through the SEC's Web site at the following address: http://www.sec.gov. Our common stock is quoted on the OTC Bulletin Board under the symbol "IFSC."




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Unaudited Consolidated Financial Statements                                                                    Page
Consolidated Condensed Balance Sheets - September 30, 2001 (Unaudited) and
      December 31, 2000.........................................................................................F-2

Consolidated Condensed Statements of Operations - Three Months and Nine Months
      Ended September 30, 2001 and 2000 (Unaudited).............................................................F-3

Consolidated Condensed Statements of Changes in Stockholders' Equity - Nine Months
      Ended September 30, 2001 and 2000 (Unaudited).............................................................F-5

Consolidated Condensed Statements of Cash Flows - Nine Months Ended September 30, 2001
      and 2000 (Unaudited)......................................................................................F-6

Notes to Consolidated Condensed Financial Statements (Unaudited)................................................F-7


Audited Consolidated Financial Statements

Independent Auditors' Report...................................................................................F-12

Consolidated Balance Sheets - December 31, 2000 and 1999 ......................................................F-13

Consolidated Statements of Operations - Years Ended December 31, 2000, 1999 and 1998 ..........................F-14

Consolidated Statements of Changes in Stockholders' Equity - Years Ended December 31,
         2000, 1999 and 1998 ..................................................................................F-15

Consolidated Statements of Cash Flows - Years Ended December 31, 2000, 1999 and 1998...........................F-16

Notes to Consolidated Financial Statements.....................................................................F-17



                    INTERFERON SCIENCES, INC. AND SUBSIDIARY

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (Unaudited)


                                             September 30,    December 31,
                                                  2001           2000
                                             (Unaudited)
ASSETS                                       -------------   ---------------
Current assets
 Cash and cash equivalents                    $ 1,596,949    $ 3,658,805
 Receivable from sale of state
  net operating loss carryovers                                1,483,861
 Accounts and other receivables                   227,573        190,937
 Inventories, net of reserves of $5,286,011       369,853        837,300
 Prepaid expenses and other current assets          9,072         17,488
                                             -------------   -------------
Total current assets                            2,203,447      6,188,391
                                             -------------   -------------
Property, plant and equipment, at cost         12,854,834     12,807,840
Less accumulated depreciation                 (10,656,723)   (10,298,260)
                                             -------------   -------------
                                                2,198,111      2,509,580
                                             -------------   -------------
Patent costs, net of accumulated amortization     167,688        189,767
Investment in Metacine and other assets            48,282        110,100
                                             -------------   -------------
Total assets                                 $  4,617,528   $  8,997,838
                                             =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
Current liabilities
 Accounts payable and accrued expenses       $  2,527,012   $  2,578,827
 Guaranteed value of ISI stock and
  in-kind services due Metacine                 2,100,000
 Note payable and amount due GP Strategies        489,745        566,639
                                             -------------   -------------
Total current liabilities                       5,116,757      3,145,466
                                             -------------   -------------
Commitments and contingencies

Stockholders' equity (deficiency)
Preferred stock, par value $.01 per share;
 authorized-5,000,000 shares; none issued
 and outstanding
Common stock, par value $.01 per share;
 authorized-55,000,000 shares; issued
 and outstanding-20,213,039 and
 17,931,838 shares, respectively                  202,130        179,318
Capital in excess of par value                138,383,417    137,782,655
Accumulated deficit                          (138,692,776)  (131,793,851)
Consideration shares subject to
 guaranteed value                                (280,000)
Settlement shares                                (112,000)      (315,750)
                                             -------------   ------------
Total stockholders' equity (deficiency)          (499,229)     5,852,372
                                             -------------   ------------
Total liabilities and stockholders' equity   $  4,617,528   $  8,997,838
                                             =============   ============


The accompanying notes are an integral part of these consolidated condensed financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                                       Three Months Ended
                                                         September 30,
                                               -----------------------------
                                                     2001            2000
                                                -------------  -------------
Revenues
 Alferon N Injection                             $  458,746     $  324,399
                                                -------------  -------------
Total revenues                                      458,746        324,399
                                                -------------  -------------
Costs and expenses
Cost of goods sold and excess/idle
 production costs                                   725,786        555,550
Research and development                            500,030        502,206
General and administrative                          559,111        582,354
Other expenses                                      240,000
                                                -------------  -------------
Total costs and expenses                          2,024,927      1,640,110
                                                -------------  -------------
Loss from operations                             (1,566,181)    (1,315,711)

Interest income (expense), net                       (5,504)        43,695

Equity in loss of Metacine                           92,955
                                                -------------  -------------
Net loss                                        $(1,664,640)   $(1,272,016)
                                                =============  =============

Basic and diluted loss per share                $      (.08)      $   (.08)
                                                =============  =============
Weighted average number of shares outstanding     20,171,563     15,735,454
                                                =============  =============


The accompanying notes are an integral part of these consolidated condensed financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                        Nine Months Ended
                                                          September 30,
                                                 -----------------------------
                                                       2001            2000
                                                  -------------  -------------
Revenues
 Alferon N Injection                                $ 1,173,208  $   645,471
                                                  -------------  -------------
Total revenues                                        1,173,208      645,471
                                                  -------------  -------------
Costs and expenses
Cost of goods sold and excess/idle
 production costs                                     1,765,571    1,210,880
Reduction of inventory reserve                         (135,271)
Research and development
 (net of $456,998 for settlements on
 various liabilities during the nine
 months ended September 30, 2000)                     1,677,559      960,025
General and administrative                            1,960,399    1,548,531
Acquisition of in-process technology                  2,341,418
Other expenses                                          240,000
                                                  -------------  -------------
Total costs and expenses                              7,984,947    3,584,165
                                                  -------------  -------------
Loss from operations                                 (6,811,739)  (2,938,694)

Interest income (expense), net                           33,214       33,296
Equity in loss of Metacine                              120,400
                                                  -------------  -------------
Net loss                                           $ (6,898,925) $(2,905,398)
                                                  =============  =============

Basic and diluted loss per share                   $       (.36)    $   (.28)
                                                  =============  =============
Weighted average number of shares outstanding        19,341,419   10,342,756
                                                  =============  =============


The accompanying notes are an integral part of these consolidated condensed financial statements.


                                               INTERFERON SCIENCES, INC. AND SUBSIDIARY

                                      CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                                                  (Unaudited)



                                                                           Consideration
                                            Capital                        shares subject                    Total
                     Common Stock          in excess       Accumulated     to guaranteed      Settlement     stockholders'
                   Shares      Amount     of par value      deficit        value              shares         equity
                   ------------------     ------------    --------------   -------------     ----------     -------------
Balance at
 Dec. 31, 2000     17,931,838  $179,318   $137,782,655    $(131,793,851)   $               $ (315,750)    $ 5,852,372

Common stock
 issued to
 Metacine           2,000,000    20,000        500,000                       (520,000)

Common stock
 issued as
 compensation          50,000       500         12,780                                                         13,280

Common stock
 issued under
 Company 401(k)
 Plan                 228,957     2,289         87,444                                                         89,733

Proceeds from
 exercise of common
 stock options          2,244        23            538                                                            561

Settlement shares
 sold                                                                                          21,463          21,463

Market value
 adjustment                                                                   240,000         182,287         422,287

Net loss                                                     (6,898,925)                                   (6,898,925)
         ---------------------------------------------------------------------------------------------------------------
Balance at
 Sept. 30, 2001    20,213,039  $202,130   $138,383,417    $(138,692,776)    $(280,000)      $(112,000)     $ (499,229)


The accompanying notes are an integral part of these consolidated condensed financial statements.




                    INTERFERON SCIENCES, INC. AND SUBSIDIARY

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                Nine Months Ended
                                  September 30,
                                                        --------------------------
                                                         2001         2000
                                                        ------------- ------------
Cash flows from operating activities:
 Net loss                                             $(6,898,925)     $(2,905,398)
 Adjustments to reconcile net loss to net
  cash used for operating activities:
   Depreciation and amortization                          380,542          378,230
   Acquisition of in-process research and development   2,341,418
   Equity in loss of Metacine                             120,400
   Gain on settlements of research-related liabilities                    (456,998)
   Noncash compensation expense                           103,013           94,068
   Reduction of inventory reserve                        (135,271)
   Provision for notes receivable                          87,500
   Market value adjustment                                422,287         (287,341)
   Change in operating assets and liabilities:
    Accounts and other receivables                      1,447,225         (181,944)
    Inventories                                           467,447          315,882
    Prepaid expenses and other current assets               8,416           17,615
    Accounts payable and accrued expenses                 (30,352)      (1,184,889)
    Amount due to GP Strategies                            23,106         (110,001)
                                                       ------------    ------------
   Net cash used for operating activities              (1,527,923)      (4,456,047)
                                                       ------------    ------------
Cash flows from investing activities:
 Additions to property, plant and equipment                46,994)
 Investments in Metacine and other assets                (387,500)        (170,000)
                                                       ------------    ------------
 Net cash used for investing activities                  (434,494)        (170,000)
                                                       ------------    ------------
Cash flows from financing activities:
 Net proceeds from sale of common stock                                  7,139,949
 Repayment of note payable to GP Strategies              (100,000)
 Proceeds from exercise of common stock options               561
                                                       ------------    ------------
Net cash (used for) provided by financing activities      (99,439)       7,139,949
                                                       ------------    ------------
Net increase (decrease) in cash and cash equivalents   (2,061,856)       2,513,902

Cash and cash equivalents at beginning of period        3,658,805        2,273,242
                                                       ------------    ------------
Cash and cash equivalents at end of period             $1,596,949      $ 4,787,144
                                                       ============    ============
Supplemental disclosure of noncash investing and financing activities:

 Guaranteed value of common stock issued to
  and in-kind services due Metacine                   $ 2,100,000      $
                                                       ============    ============
 Settlement shares sold                                $   21,463      $  368,341
                                                       ============    ============
 Forgiveness of amount due GP Strategies               $               $  129,886
                                                       ============    ============


The accompanying notes are an integral part of these consolidated condensed financial statements


                    INTERFERON SCIENCES, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)


Note 1.   Basis of Presentation

         The financial information included herein is unaudited. Such information, however, reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The operating results for interim periods are not necessarily indicative of operating results to be expected for the year.

Note 2.   Operations and Liquidity

         The Company has experienced significant operating losses since its inception in 1980. As of September 30, 2001, the Company had an accumulated deficit of approximately $138.7 million. For the nine months ended September 30, 2001 and the years ended December 31, 2000, 1999 and 1998, the Company had losses from operations of approximately $6.8 million, $4.5 million, $5.4 million and $20.8 million, respectively. Also, the Company has limited liquid resources. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty. Although the Company received FDA approval in 1989 to market ALFERON N Injection in the United States for the treatment of certain genital warts, it has had limited revenues from the sale of ALFERON N Injection to date. For the Company to operate profitably, the Company must sell significantly more ALFERON N Injection. Increased sales will depend primarily upon the expansion of existing markets and/or successful attainment of FDA approval to market ALFERON N Injection for additional indications, of which there can be no assurance. There can be no assurance that sufficient quantities of ALFERON N Injection will be sold to allow the Company to operate profitably.

         At September 30, 2001, the Company had approximately $1.6 million of cash and cash equivalents, with which to support future operating activities and to satisfy its financial obligations as they become payable.

         Based on the Company's estimates of revenues (including revenues to be received from the sale of New Jersey tax loss carryovers), expenses, the timing of repayment of creditors, and levels of production, management believes that the Company has sufficient resources to enable the Company to continue operations until March 2002. However, actual results, especially with respect to revenues, may differ materially from such estimate, and no assurance can be given that additional funding will not be required sooner than anticipated or that such additional funding, whether from financial markets or collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms acceptable to the Company.

         Management plans to pursue raising additional capital by either (i) issuing securities in a private or public equity offering or (ii) licensing the rights to its injectable, topical or oral formulations of natural alpha interferon. Management is seeking to enter into mergers, joint ventures or other collaborations that could provide the additional resources necessary to advance the Company's most valuable programs. There can be no assurances, however, that the Company will be successful in obtaining an adequate level of financing, on terms that are acceptable to the Company, needed to continue operations.

         Insufficient funds will require the Company to further delay, scale back, or eliminate certain or all of its activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself.

Note 3.   Inventories

         Inventories consist of the following:

                                   September 30,        December 31,
                                    2001                      2000
                                  ----------------         ----------------
   Finished goods                   $ 1,271,234            $ 1,073,195
   Work in process                    3,052,070              3,717,556
   Raw materials                      1,332,560              1,332,560
   Less inventory reserve            (5,286,011)            (5,286,011)
                                  ----------------          ----------------
                                   $    369,853            $    837,300
                                     ============               ========

         Finished goods inventory consists of vials of ALFERON N Injection, available for commercial and clinical use either immediately or upon final release by quality assurance.

         During the nine months ended September 30, 2001, the Company converted a portion of its interferon intermediates (work in process inventory) into finished goods inventory.

         In light of the results to date of the Company's phase 3 studies of ALFERON N Injection in HIV and HCV-infected patients, the Company has recorded a reserve against its inventory of ALFERON N Injection to reflect its estimated net realizable value. The reserve was a result of the Company's assessment of anticipated near-term projections of product to be sold or utilized in clinical trials, giving consideration to historical sales levels. As a result, inventories at September 30, 2001 and December 31, 2000, reflect a reserve for excess inventory of $5,286,011.

Note 4.   Agreement with GP Strategies Corporation

         Pursuant to an agreement dated March 25, 1999, GP Strategies Corporation ("GP Strategies") loaned the Company $500,000 (the ("GP Strategies Debt"). In return, the Company granted GP Strategies (i) a first mortgage on the Company's real estate, (ii) a two-year option to purchase the Company's real estate (which has expired), provided that the Company has terminated its operations and a certain liability to the American Red Cross (the "Red Cross") has been repaid, and (iii) a two-year right of first refusal (which has expired) in the event the Company desires to sell its real estate. In addition, the Company issued GP Strategies 500,000 shares (the "GP Shares") of common stock and a five-year warrant (the "GP Warrant") to purchase 500,000 shares of common stock at a price of $1 per share. The GP Shares and GP Warrant were valued at $500,000 and recorded as a financing cost and amortized over the original period of the GP Strategies Debt in 1999. Pursuant to the agreement, the Company has issued a note to GP Strategies representing the GP Strategies Debt, which note was originally due on September 30, 1999 (but extended to March 15, 2002) and bears interest, payable at maturity, at the rate of 6% per annum. In addition, at that time, the Company negotiated a subordination agreement with the Red Cross pursuant to which the Red Cross agreed that its lien on the Company's real estate is subordinate to GP Strategies' lien. On March 27, 2000, the Company and GP Strategies entered into an agreement pursuant to which (i) the GP Strategies Debt was extended until June 30, 2001 and (ii) the Management Agreement between the Company and GP Strategies was terminated and all intercompany accounts between the Company and GP Strategies (other than the GP Strategies Debt) in the amount of approximately $130,000 were discharged which was recorded as a credit to capital in excess of par value in the quarter ended March 31, 2000. During the quarter ended September 30, 2001, the Company paid GP Strategies $100,000 to reduce the GP Strategies Debt. On August 23, 2001, the Company and GP Strategies entered into an agreement pursuant to which the GP Strategies Debt was extended to March 15, 2002.

Note 5.   Agreement with the Red Cross

         The Company obtained human white blood cells used in the manufacture of ALFERON N Injection from several sources, including the Red Cross pursuant to a supply agreement dated April 1, 1997 (the "Supply Agreement"). The Company will not need to purchase more human white blood cells until such time as production of crude alpha interferon is resumed, and has not purchased any since April 1, 1998. Under the terms of the Supply Agreement, the Company was obligated to purchase a minimum amount of human white blood cells each month through March 1999 (the "Minimum Purchase Commitment"), with an aggregate Minimum Purchase Commitment during the period from April 1998 through March 1999 in excess of $3,000,000. As of November 23, 1998, the Company owed the Red Cross approximately $1.46 million plus interest at the rate of 6% annum accruing from April 1, 1998 (the "Red Cross Liability") for white blood cells purchased pursuant to the Supply Agreement.

         Pursuant to an agreement dated November 23, 1998, the Company granted the Red Cross a security interest in certain assets to secure the Red Cross Liability, issued to the Red Cross 300,000 shares of common stock and agreed to issue additional shares at some future date as requested by the Red Cross to satisfy any remaining amount of the Red Cross Liability. The Red Cross agreed that any net proceeds received by it upon sale of such shares would be applied against the Red Cross Liability and that at such time as the Red Cross Liability was paid in full, the Minimum Purchase Commitment would be deleted effective April 1, 1998 and any then existing breaches of the Minimum Purchase Commitment would be waived. In January 1999 the Company granted the Red Cross a security interest (the "Security Interest") in, among other things, the Company's real estate, equipment inventory, receivables, and New Jersey net operating loss carryovers to secure repayment of the Red Cross Liability, and the Red Cross agreed to forbear from exercising its rights under the Supply Agreement, including with respect to collecting the Red Cross Liability until June 30, 1999 (which was subsequently extended until December 31, 1999). On December 29, 1999, the Company, the Red Cross and GP Strategies entered in an agreement pursuant to which the Red Cross agreed that until September 30, 2000 it would forbear from exercising its rights under (i) the Supply Agreement, including with respect to collecting the Red Cross Liability, and (ii) the Security Interest. As of the date hereof, the Red Cross has not given the Company notice of its intent to exercise its rights to collect the Red Cross Liability. Under the terms of such agreement, the Red Cross has the right to sell the Company's real estate. In the event the Red Cross is successful in selling the Company's real estate, the Company would hope to be able to enter into a lease with the new owner, although there can be no assurance that this would occur.

         As the liability to the Red Cross remains unsettled until such time as the Red Cross sells the shares they have already received and could receive in the future, the Company recorded any shares issued to the Red Cross as Settlement Shares within stockholders' equity. Any decreases, or increases up to the amount of any previous decreases, in the market value at issuance of the Company's common stock issued to the Red Cross, until such time as the Red Cross sells its shares, would impact the value of the shares held by the Red Cross and accordingly require an adjustment to Settlement Shares. Due to the increase in the Company's stock price during the three months ended March 31, 2000 up to the date of sale by the Red Cross of all remaining Settlement Shares, an adjustment for $287,341 was recorded with a corresponding credit to cost of goods sold. During 1999, the Red Cross sold 27,000 of the Settlement Shares and sold the balance of such shares (273,000 shares) during the first quarter of 2000. As a result, the net proceeds from the sales of the Settlement Shares, $33,000 in 1999 and $368,000 in 2000, were applied against the liability to the Red Cross. The remaining liability to the Red Cross included in accounts payable on the consolidated condensed balance sheet at September 30, 2001 and December 31, 2000 was approximately $1,323,000 and $1,276,000, respectively. On October 30, 2000, the Company issued an additional 800,000 shares to the Red Cross (with a market value of $824,000 on such date). Due to the decline in the Company's stock price during the nine months ended September 30, 2001, an adjustment for $182,287 was recorded with a corresponding charge to cost of goods sold. The net proceeds from the sale of such shares by the Red Cross will be applied against the remaining liability of $1,323,000 owed to the Red Cross. However, there can be no assurance that the net proceeds from the sale of such shares will be sufficient to extinguish the remaining liability owed the Red Cross.

Note 6.   Agreement with Metacine, Inc.

         On July 28, 2000, the Company acquired for $100,000 an option to purchase certain securities of Metacine, Inc. ("Metacine"), a company engaged in research using dendritic cell technology, on the terms set forth below. The $100,000 paid for the option was recorded as investment in Metacine and other assets on the December 31, 2000 consolidated condensed balance sheet.

         On April 9, 2001, the Company exercised its option to acquire a majority equity interest in Metacine. Pursuant to the agreement, as amended, the Company received 700,000 shares of Metacine common stock and a five-year warrant to purchase, at a price of $12.48 per share, 282,794 shares of Metacine common stock in exchange for $300,000 in cash, $250,000 of services to be rendered by the Company by June 30, 2002 and 2,000,000 shares of the Company's common stock. The agreement contains certain restrictions on the ability of Metacine to sell the Company's shares and provides for cash payments ("Deficiency Payments") by the Company to Metacine to the extent Metacine has not received from the sale of the Company's common stock, cumulative net proceeds of $1,850,000 by September 30, 2002 or $400,000 of net proceeds per quarter beginning with the period ending September 30, 2001 and $250,000 for the quarter ending September 30, 2002. On October 4, 2001, the Company made a Deficiency Payment to Metacine in the amount of $400,000 for the quarter ending September 30, 2001. In the event that cumulative net proceeds to Metacine from the sale of the Company's common stock exceed $1,850,000, any Deficiency Payments previously made by the Company would be repaid to the Company. The Company was required to put in escrow 100,000 Metacine shares to secure its obligations to render $250,000 of services to Metacine and 462,500 Metacine shares to secure its potential obligations to make Deficiency Payments.

         While the Company is the majority owner of Metacine, the Company must cast its votes on many matters in the same proportion as votes cast by other stockholders of Metacine. In accordance with EITF Issue No. 96-16, Investor's Accounting for an Investee When the Investor has a Majority of the Voting Interest but the Minority Shareholder or Shareholders have Certain Approval or Veto Rights, the minority holders have substantive participating rights and therefore, the Company does not control Metacine. Accordingly, the acquisition is being accounted for under the equity method.

         Of the $2.5 million consideration paid for Metacine, $2,341,418 was recorded as a charge for the acquisition of in-process research and development ("IPR&D"), in order to reduce the Company's investment in Metacine to the Company's proportionate share of Metacine's net assets. The charge was recorded as the acquisition of IPR&D as Metacine's primary asset is technology that has not reached technological feasibility and has no alternative uses. The $1,850,000 guaranteed value of the 2,000,000 shares of common stock issued to Metacine has been recorded as a current liability at September 30, 2001. The $250,000 of services to be provided has also been recorded as a current liability. The investment has been further reduced to $38,182 at September 30, 2001 by the Company's equity in the loss of Metacine for the period from April 9, 2001 through September 30, 2001, and is recorded in other assets. As the liability to Metacine remains unsettled until such time as Metacine sells the shares, the Company has recorded the shares issued to Metacine as a debit ("Consideration shares subject to guaranteed value") within stockholders' equity. Any decreases, or increases up to the amount of any previous decreases, in the market value at issuance of the Company's common stock issued to Metacine, until such time as Metacine sells its shares, would impact the value of the shares held by Metacine and accordingly require an adjustment to Consideration shares subject to guaranteed value. Due to the decline in the Company's stock price during the period from April 9, 2001 through September 30, 2001, an adjustment for $240,000 was recorded with a corresponding charge to other expenses. Pro forma information as if the investment in Metacine had occurred as of January 1, 2000 has not been presented as the inclusion of such amounts would be immaterial to the results of operations of the Company for the year ended December 31, 2000 and the nine months ended September 30, 2001.

Note 7.   Recent Accounting Developments

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies the criteria intangible assets acquired in a purchase method business combination must meet, to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

         The Company is required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Furthermore, goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, but before Statement 142 is adopted in full will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized and tested for impairment in accordance with the appropriate pre-Statement 142 accounting requirements prior to the adoption of Statement 142.

         Statement 141 will require upon adoption of Statement 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Upon adoption of Statement 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

         In connection with Statement 142's transitional goodwill impairment evaluation, Statement 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.

         As of the date of adoption, the Company does not expect to have any goodwill and does not expect Statement 141 to have an impact on the Company, however the Company expects to have unamoritized other intangible assets in the amount of approximately $160,000, which will be subject to the transition provisions of Statement 142. Amortization expense related to other intangible assets was $30,055 and $22,079 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. The Company is currently assessing the impact of adopting Statement 142 on the Company's consolidated financial statements, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Interferon Sciences, Inc.:

         We have audited the consolidated financial statements of Interferon Sciences, Inc. and subsidiary as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interferon Sciences, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

         The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                                                   /s/ KPMG LLP


Princeton, New Jersey
March 9, 2001

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                        December 31,
                                                        ------------
                                                     2000              1999
                                                     ----              ----
ASSETS
Current assets
  Cash and cash equivalents                     $ 3,658,805        $ 2,273,242
  Receivable from sale of state
   net operating loss carryovers                  1,483,861
  Accounts and other receivables                    190,937             35,561
  Inventories, net of reserves of
   $5,286,011 and $6,225,185, respectively          837,300            766,000
  Prepaid expenses and other current assets          17,488             27,018
                                                -------------      ------------
Total current assets                              6,188,391          3,101,821
                                                -------------      ------------
Property, plant and equipment, at cost
  Land                                              140,650            140,650
  Buildings and improvements                      7,750,672          7,702,825
  Equipment                                       4,916,518          4,915,798
                                                --------------     ------------
                                                 12,807,840         12,759,273

Less accumulated depreciation                   (10,298,260)        (9,834,558)
                                                ------------       ------------
                                                  2,509,580          2,924,715
                                                ------------       ------------
Patent costs, net of accumulated amortization
  of $331,394 and $301,339                          189,767            219,822
Other assets                                        110,100             10,100
                                                ------------       ------------
                                                $ 8,997,838       $  6,256,458
                                                ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                              $ 2,300,719       $  4,396,181
  Accrued expenses                                  278,108            519,285
  Note payable and amount due GP Strategies         566,639            283,637
                                                -------------     -------------
Total current liabilities                         3,145,466          5,199,103
                                                -------------     -------------
Note payable to GP Strategies                                          500,000
                                                -------------     -------------

Commitments

Stockholders' equity
  Preferred stock, par value $.01 per share;
   authorized - 5,000,000 shares; none
   issued and outstanding
  Common stock, par value $.01 per share;
   authorized - 55,000,000 shares; issued
   and outstanding- 17,931,838 and 5,327,473
   shares, respectively                             179,318             53,275
  Capital in excess of par value                137,782,655        129,397,259
  Accumulated deficit                          (131,793,851)      (128,812,179)
  Settlement shares                                (315,750)           (81,000)
                                                --------------    -------------
Total stockholders' equity                        5,852,372            557,355
                                                --------------    -------------
                                              $   8,997,838        $ 6,256,458
                                                =============     =============

The accompanying notes are an integral part of these consolidated financial statements.



                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                 2000           1999           1998
                                               --------       --------       -------
Revenues

ALFERON N Injection                          $  1,067,471   $  2,328,945   $  1,930,657
Research products and other revenues                1,442            277         76,350
                                              ------------   ------------    ------------
Total revenues                                  1,068,913      2,329,222      2,007,007
                                              ------------   ------------    ------------
Costs and expenses
Cost of goods sold and excess/idle
  production costs                              2,332,153      3,552,026      6,533,462
(Reversal) Provision for excess inventory        (563,215)    (1,177,531)     3,089,841
Research and development                        1,533,324      3,060,019      8,654,888
General and administrative                      2,306,146      2,315,010      4,569,608
                                              ------------   -------------   ------------
Total costs and expenses                        5,608,408      7,749,524     22,847,799
                                              ------------   -------------   ------------
Loss from operations                           (4,539,495)    (5,420,302)   (20,840,792)

Interest income                                   161,835          6,104        252,528
Interest expense and financing costs              (87,873)      (536,394)
Loss on repurchase of preferred stock                                          (737,037)
                                               -----------   -------------   ------------
Loss before income tax benefit                 (4,465,533)    (5,950,592)   (21,325,301)

                                               -----------   -------------   ------------
Income tax benefit:
Gain on sale of state net operating loss
  carryovers                                    1,483,861      2,348,509
                                              -------------  -------------   ------------
Net loss                                     $ (2,981,672)  $ (3,602,083)  $(21,325,301)
                                              =============  =============   ============
Basic and diluted loss per share             $       (.25)  $       (.71)  $      (6.67)
                                              =============  =============   ============
Weighted average number of
shares outstanding                             12,097,252      5,088,620      3,199,396
                                              =============  =============   ============




The accompanying notes are an integral part of these consolidated financial statements.





                                                          INTERFERON SCIENCES, INC. AND SUBSIDIARY
                                               CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                     YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                 Capital in                                      Total
                          Preferred stock      Common stock       excess of      Accumulated    Settlement     stockholders'
                          Shares   Amount   Shares     Amount    par value       deficit        shares           equity
                          ---------------  ------------------   ------------   --------------   ----------     -------------

Balance at
 December 31, 1997                 $       3,042,081  $ 30,421   $124,068,014  $(103,884,795)   $               $20,213,640
Net proceeds from
  the sale of common
  and preferred stock      7,500     75      960,000     9,600      9,123,762                                     9,133,437
Repurchase of
 preferred Stock          (7,500)   (75)                           (7,178,925)                                   (7,179,000)
Common stock issued
 as payment against
 negotiated settlement
 and accounts payable                        330,000     3,300      1,246,794                   (1,189,000)          61,094

Common stock issued
 as compensation                               3,238        32        116,865                                       116,897
Common stock issued
 under Company 401(k)plan                     25,489       255        170,978                                       171,233
Compensation paid
 in cash in settlement
 of obligation to issue
 common stock                                                         386,397                                        386,397
Market value adjustment                                                                                  525,000     525,000
Net loss                                                                         (21,325,301)                    (21,325,301)
                                    -----------------------------------------------------------------------------------------------
Balance at
 December 31, 1998                         4,360,808    43,608    127,933,885   (125,210,096)    (664,000)         2,103,397

Common stock issued
 as financing cost                           500,000     5,000        495,000                                        500,000
Common stock issued
 as payment against
 accounts payable                            285,000     2,850        531,525                                        534,375
Common stock issued
 under Company 401(k) plan                   181,665     1,817         98,159
99,976
Compensation paid
 in cash in settlement
 of obligation to issue
 common stock                                                         338,690                                        338,690
Settlement shares sold                                                                                   33,000       33,000
Market value adjustment                                                                                 550,000      550,000
Net loss                                                                          (3,602,083)                     (3,602,083)
                                   ----------------------------------------------------------------------------------------------
Balance at
 December 31, 1999                         5,327,473    53,275    129,397,259   (128,812,179)           (81,000)     557,355

Net proceeds from
 sale of common stock                     11,635,451   116,354      6,980,595                                       7,096,949
Common stock issued
 as compensation                              20,000       200         23,550                                          23,750
Common stock issued
 under Company 401(k) Plan                    78,914       789         79,409                                          80,198
Common stock issued
 as payment against
 accounts payable                            870,000     8,700        887,400                          (896,100)
Employee stock option
 compensation                                                           2,050                                           2,050
Compensation paid
 in cash in settlement
 of obligation
 to issue common stock                                                282,506                                         282,506
Forgiveness of amount
 due GP Strategies                                                    129,886                                         129,886
Settlement shares sold                                                                                  382,515       382,515
Market value adjustment                                                                                 278,835       278,835
Net loss                                                                          (2,981,672)                      (2,981,672)
                                ----------------------------------------------------------------------------------------------
Balance at
 December 31, 2000                 $      17,931,838  $179,318   $137,782,655  $(131,793,851)        $ (315,750)   $5,852,372

The accompanying notes are an integral part of these consolidated financial statements.




                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998




                                                           2000           1999          1998
                                                         --------       --------       --------
Cash flows from operations:
  Net loss                                            $ (2,981,672)  $ (3,602,083)  $(21,325,301)
  Adjustments to reconcile net loss
    to net cash used for operating activities:
    Depreciation and amortization                          502,157        747,293        894,013
    Amortization of deferred financing costs                              500,000
    Gain on settlements of research-related
     liabilities                                          (456,998)
    Compensation and benefits
       paid with common stock                              103,948         99,976        288,130
    (Reversal) provision for excess inventory             (563,215)    (1,177,531)     3,089,841
    Provision for notes receivable                          70,000
    Non-cash compensation expense                          284,556        338,690        386,397
    Loss on repurchase of preferred stock                                                737,037
    Market value adjustment                                278,835        550,000        515,625
    Provision for impairment of equipment                                                803,217
    Loss on sale of other assets                                           51,392
    Change in operating assets
       and liabilities:
    Inventories                                            491,915      1,121,315       (466,972)
    Accounts and other receivables                      (1,639,237)       653,950        299,947
    Prepaid expenses and other current assets                9,530          9,493         28,842
    Amount due to GP Strategies                            (87,112)       174,694        130,847
    Accounts payable and accrued expenses               (1,497,126)     1,096,534        517,040
                                                    ---------------   ------------  -------------
  Net cash (used for) provided by operations            (5,484,419)       563,723    (14,101,337)
                                                    ---------------   ------------  -------------
Cash flows from investing activities:
  Additions to property, plant and equipment               (56,967)                      (78,235)
  Investments in other assets                             (170,000)
  Proceeds from sale of other assets                                       38,658         73,750
                                                    ---------------   ------------  ------------
  Net cash (used for) provided by
    investing activities                                  (226,967)        38,658         (4,485)
                                                    ---------------   ------------  -------------
Cash flows from financing activities:
  Net proceeds from sale of common stock                 7,096,949                     1,954,437
  Proceeds from note payable to GP Strategies                             500,000
  Net proceeds from preferred stock offering                                           7,179,000
  Repurchase of preferred stock                                                       (7,916,037)
                                                    ---------------   ------------  -------------
  Net cash provided by financing activities              7,096,949        500,000      1,217,400
                                                    ---------------   ------------  -------------
Net increase (decrease) in cash and cash equivalents     1,385,563      1,102,381    (12,888,422)

Cash and cash equivalents at beginning of year           2,273,242      1,170,861     14,059,283
                                                    --------------    ------------  -------------
Cash and cash equivalents at end of year            $    3,658,805    $ 2,273,242   $  1,170,861
                                                    ==============    ============  =============


The accompanying notes are an integral part of these consolidated financial statements.


                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Organization and Business

         Interferon Sciences, Inc. (the "Company") is a biopharmaceutical company that operates in a single segment and is engaged in the study, manufacture, and sale of pharmaceutical products based on its highly purified, multispecies, natural source alpha interferon ("Natural Alpha Interferon"). The Company's ALFERON(R) N Injection (Interferon Alfa-n3) product has been approved by the United States Food and Drug Administration ("FDA") for the treatment of certain types of genital warts and the Company has studied its potential use in the treatment of HIV, hepatitis C, and other indications. Alferon N Injection is sold principally in the United States, however, a portion is sold in foreign countries. For the years ended December 31, 2000, 1999 and 1998, domestic sales totaled $1,046,470, $2,204,437 and $1,716,157, respectively, and foreign sales totaled $21,003, $124,508 and $214,500, respectively. All identifiable assets are located in the United States. The Company has also studied ALFERON N Gel and ALFERON LDO(R), the Company's topical and oral formulations of Natural Alpha Interferon, for the potential treatment of viral and immune system diseases (See
Note 5).

         Integrated Commercialization Solutions, Inc. ("ICS"), a subsidiary of Bergen Brunswig Corporation, is the sole United States distributor of ALFERON N Injection. ICS distributes ALFERON N Injection to a limited number of wholesalers throughout the United States. The Company does not believe that the loss of any one wholesaler would have a material adverse effect on the Company's sales or financial position.

Note 2.   Summary of Significant Accounting Policies

         Principles of consolidation -- The consolidated financial statements include the operations of the Company and Interferon Sciences Development Corporation ("ISD"), its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated.

         Cash and cash equivalents -- The Company considers all highly liquid instruments with maturities of three months or less from purchase date to be cash equivalents.

         Property, plant and equipment -- Property, plant and equipment are carried at cost. Major additions and betterments are capitalized while maintenance and repairs, which do not extend the lives of the assets, are expensed.

         Depreciation -- The Company provides for depreciation and amortization of plant and equipment following the straight-line method over the estimated useful lives of such assets as follows:

        Class of Assets                               Estimated Useful Lives

         Buildings and Improvements                   15 to 30 years
         Equipment                                     5 to 10 years

         Patent costs -- The Company capitalizes costs to obtain patents and licenses. Patent costs are amortized over 17 years on a straight-line basis. To the extent a patent is determined to be worthless, the related net capitalized cost is immediately expensed.
         Revenue recognition -- Sales are recorded upon shipment of product.

         Collaborative agreement research and development revenues and costs - The costs of performing research and development are expensed when incurred. Generally, the Company records its collaborative research and development revenues as the related research costs are incurred.

         Inventories -- Inventories, consisting of raw materials, work in process and finished goods, are stated at the lower of cost or market on a FIFO basis. Inventory in excess of the Company's estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value is management estimates related to the Company's future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

         Long-Lived Assets -- The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell. Due to the circumstances described in Note 7, during 1998, the Company ceased production of finished goods inventory and continues to hold its long-lived assets for use. In addition, as the Company's financial and operating situation had continued to worsen (as further described in Note 3), and after consideration of projected revenues for 1999, the Company determined that the carrying value of their equipment was impaired. Accordingly, the Company recorded a charge for impairment of its equipment of $803,217 in December 1998 to write down this equipment to its estimated fair value. Management has determined, based on their best estimates and available information, the estimated fair value of this equipment to be that amount which could be recovered through the sale of the equipment. Quoted market prices are not available. No further impairment was deemed to exist at December 31, 1999. In addition, at December 31, 2000 the equipment considered impaired was fully depreciated.

         Stock option plan - The Company accounts for its stock-based compensation to employees and members of the Board of Directors in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation is recorded on the date of issuance or grant as the excess of the current market value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net loss and net loss per share disclosures for stock-based compensation as if the fair value method defined in SFAS No. 123 had been applied. As required by SFAS No. 123, transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair value basis in accordance with SFAS 123.

         Reverse stock split -- As a result of a one-for-four reverse stock split effective as of March 21, 1997, and a one-for-five reverse stock split effective as of January 6, 1999, all shares and per share information have been restated retroactively.

         Loss per share -- Basic earnings (loss) per share (EPS) are based upon the weighted average number of common shares outstanding during the period. Diluted EPS are based upon the weighted average number of common shares outstanding during the period assuming the issuance of common shares for all dilutive potential common shares outstanding. At December 31, 2000, 1999 and 1998, the Company's options and warrants outstanding are anti-dilutive and therefore basic and diluted EPS are the same.

         Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Income taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.

         Reclassifications - Certain balances in prior years have been reclassified to conform to the presentation in the current year.

Note 3.   Operations and Liquidity

         The Company has experienced significant operating losses since its inception in 1980. As of December 31, 2000, the Company had an accumulated deficit of approximately $131.8 million. For the years ended December 31, 2000, 1999 and 1998, the Company had losses from operations of approximately $4.5 million, $5.4 million and $20.8 million, respectively. Also, the Company has limited liquid resources. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Although the Company received FDA approval in 1989 to market ALFERON N Injection in the United States for the treatment of certain genital warts and ALFERON N Injection currently is marketed and sold in the United States by the Company, in Mexico by Industria Farmaceutica Andromaco, S.A. De C.V. and in Germany by Cell Pharm GmbH ("Cell Pharm"), the Company has had limited revenues from the sale of ALFERON N Injection to date. For the Company to operate profitably, the Company must sell significantly more ALFERON N Injection. Increased sales will depend primarily upon the expansion of existing markets and/or successful attainment of FDA approval to market ALFERON N Injection for additional indications, of which there can be no assurance. There can be no assurance that sufficient quantities of ALFERON N Injection will be sold to allow the Company to operate profitably.

         During 2000, the Company received net proceeds of $7,096,949 from the sale in a private placement of 11,635,451 shares of common stock at a price of $.66 per share and warrants, exercisable until April 2005 to purchase 11,635,451 shares of common stock at a price of $1.50 per share. In addition, the Company issued to finders and placement agents in connection with the private placement, warrants to purchase 1,467,059 units, exercisable at a price of $.66 per unit. Each unit is comprised of a share of common stock and a warrant to purchase an additional share of common stock, exercisable until April 2005, at a price of $1.50 per share. The proceeds from this private placement will be used to fund new initiatives, in addition to funding certain projects within the Company's existing interferon-related operations.

         During 2000, the Company was able to settle certain amounts owed on various research-related liabilities at a savings to the Company of approximately $457,000. Such amount was credited against research and development expenses. During December 2000, the Company completed the sale of approximately $19 million of its New Jersey tax loss carryovers and received $1.48 million in January 2001 (see Note 10). At December 31, 2000, the Company had approximately $3.7 million of cash and cash equivalents, with which to support future operating activities and to satisfy its financial obligations as they become payable.

         Based on the Company's estimates of revenues, expenses, the timing of repayment of creditors, and levels of production, management believes that the Company has sufficient resources to enable the Company to continue operations until November 2001. However, actual results, especially with respect to revenues, may differ materially from such estimate, and no assurance can be given that additional funding will not be required sooner than anticipated or that such additional funding, whether from financial markets or collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms acceptable to the Company.

         Management plans to pursue raising additional capital by either (i) issuing securities in a private or public equity offering or (ii) licensing the rights to its injectable, topical or oral formulations of natural alpha interferon. Management is seeking to enter into mergers, joint ventures or other collaborations that could provide the additional resources necessary to advance the Company's most valuable programs. There can be no assurances, however, that the Company will be successful in obtaining an adequate level of financing, on terms that are acceptable to the Company, needed to continue operations.

         Insufficient funds will require the Company to further delay, scale back, or eliminate certain or all of its activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself.

Note 4.   Agreements with Hoffmann-LaRoche

         F. Hoffmann-La Roche Ltd. and Hoffmann-LaRoche, Inc. (collectively, "Hoffmann") have been issued patents covering human alpha interferon in many countries throughout the world. In 1995, the Company obtained a non-exclusive perpetual license from Hoffmann (the "Hoffmann Agreement") that grants the Company the worldwide rights to make, use, and sell, without a potential patent infringement claim from Hoffmann, any formulation of Natural Alpha Interferon. The Hoffmann Agreement permits the Company to grant marketing rights with respect to Natural Alpha Interferon products to third parties, except that the Company cannot grant marketing rights with respect to injectable products in any country in which Hoffmann has patent rights covered by the Hoffmann Agreement (the "Hoffmann Territory") to any third party not listed on a schedule of approximately 50 potential marketing partners without the consent of Hoffmann, which consent cannot be unreasonably withheld.

         Under the terms of the Hoffmann Agreement, the Company is obligated to pay Hoffmann an aggregate royalty on net sales (as defined) of Natural Alpha Interferon products by the Company in an amount equal to (i) 8% of net sales in the Hoffmann Territory, and 2% of net sales outside the Hoffmann Territory of products manufactured in the Hoffmann Territory, up to $75,000,000 of net sales in any calendar year and (ii) 9.5% of net sales in the Hoffmann Territory, and 2% of net sales outside the Hoffmann Territory of products manufactured in the Hoffmann Territory, in excess of $75,000,000 of net sales in any calendar year, provided that the total royalty payable in any calendar year shall not exceed $8,000,000. For the years ended December 31, 2000, 1999 and 1998, the Company recorded approximately $42,000, $94,000 and $77,000 in royalty expenses to Hoffmann, respectively. The Hoffmann Agreement can be terminated by the Company on 30 days notice with respect to the United States patent, any individual foreign patent, or all patents owned by Hoffmann. If the Hoffmann Agreement is terminated with respect to the patents owned by Hoffmann in a specified country, such country is no longer included in the Hoffmann Territory. Accordingly, the Company would not be permitted to market any formulation of alpha interferon in such country.

Note 5. Research and Development Agreement with Interferon Sciences Research Partners, Ltd.

         In 1984, the Company organized ISD to act as the sole general partner of Interferon Sciences Research Partners, Ltd., a New Jersey limited partnership (the "Partnership"). The Company and the Partnership entered into a development contract whereby the Company received substantially all of the net proceeds ($4,414,475) of the Partnership's public offering of limited partnership interests. The Company used the proceeds to perform research, development and clinical testing on behalf of the Partnership for the development of ALFERON Gel containing recombinant interferon.

         In connection with the formation of the Partnership, ISD agreed to make additional cash contributions for purposes of continuing development of ALFERON Gel if the Partnership exhausted its funds prior to development of such product. ISD is wholly dependent upon the Company for capital to fund such commitment. The Partnership exhausted its funds during 1986, and the Company contributed a total of $1,997,000 during the period from 1986 to 1990, for the continued development of ALFERON Gel. In 1987, the Company filed a Product License Application with the FDA for approval to market ALFERON Gel. In February 1990, the FDA indicated that additional process development and clinical trials would be necessary prior to approval of ALFERON Gel. The Company believed, at that time, that the costs to complete the required process development and clinical trials would be substantial, and there could be no assurance that the clinical trials would be successful.

         As a result of the above events, in 1992, the Company withdrew its FDA Product License Application for ALFERON Gel containing recombinant interferon. In place of single species recombinant interferon, previously ALFERON Gel's active ingredient, the Company commenced, in 1992, further development of ALFERON Gel using the Company's natural source multi-species alpha interferon ("ALFERON N Gel"). However, at the present time, the Company is not actively pursuing development of ALFERON N Gel and the Company does not have an obligation to provide additional funding to the Partnership. Assuming successful development and commercial exploitation of ALFERON N Gel, which to date has not occurred, the Company may be obligated to pay the Partnership royalties equal to 4% of the Company's net sales of ALFERON N Gel and 15% of revenues received from sublicensing ALFERON N Gel.

Note 6.   Agreement with Cell Pharm GmbH

         In 1996, the Company entered into a supply and distribution agreement (the "Cell Pharm Agreement") with Cell Pharm. Cell Pharm, headquartered in Hanover, Germany, is a privately owned pharmaceutical company primarily involved in the distribution and manufacture of products for cancer treatment and other uses. The Cell Pharm Agreement, which terminates on June 30, 2001, unless renewed, grants Cell Pharm rights to distribute, promote, and sell ALFERON N Injection in Germany. The Cell Pharm Agreement provides that the Company will supply Cell Pharm with ALFERON N Injection at specified prices, and obligates Cell Pharm to purchase specified minimum amounts in each annual period. In addition, Cell Pharm is required to pay the Company 50% of the incremental revenue Cell Pharm receives as a result of selling ALFERON N Injection at a price higher than a specified price. To date, no incremental revenue has been generated. Cell Pharm has informed the Company that it is marketing ALFERON N Injection under the trade name Cytoferon(R), pursuant to Cell Pharm's existing regulatory approval to market Cellferon in Germany for the treatment of hairy cell leukemia and for the treatment of patients who develop antibodies against recombinant alpha interferons.

Note 7.   Agreement with Metacine, Inc.

         On July 28, 2000, the Company acquired for $100,000 an option to purchase certain securities of Metacine, Inc. ("Metacine"), a company engaged in research using dendritic cell technology, on the terms set forth below. Metacine used a portion of such funds to retain a third party to conduct a review and analysis of Metacine's intellectual property. The option may be exercised by the Company during the 60-day period following the Company's receipt of such review and analysis, which will end on April 15, 2001. The $100,000 paid for the option has been recorded as other assets on the December 31, 2000 consolidated balance sheet.

         If the option is exercised, Metacine is required to issue to the Company 700,000 shares of Metacine common stock and a warrant to purchase, at a price of $12.48 per share, 178,056 shares of Metacine common stock in exchange for an aggregate of $2,400,000 in a combination of cash, services to be rendered by the Company to Metacine, and shares of the Company's common stock. Upon exercise of the option, the Company would have a significant equity investment in Metacine.

         The Company and the other stockholders of Metacine have entered into a stockholders' agreement providing for rights of first refusal, tag-along rights, and preemptive rights. The agreement also provides that the Company will have one representative on Metacine's board and will vote its shares in the same manner as votes of Metacine's other stockholders, and that certain corporate actions will not be taken without the Company's consent.

Note 8.   Inventories

         Inventories, consisting of material, labor and overhead, are classified as follows:

                                                      December 31,
                                             2000                   1999
                                             ---------------------------

   Finished goods                          $  1,073,195     $   361,809
   Work in process                            3,717,556       5,296,816
   Raw materials                              1,332,560       1,332,560
   Less reserve for excess inventory         (5,286,011)     (6,225,185)
                                            ------------     ------------
                                            $   837,300      $  766,000
                                                ========       ========

         Finished goods inventory consists of vials of ALFERON N Injection, available for commercial and clinical use either immediately or upon final release by quality assurance.

         During 2000, the Company converted a portion of its interferon intermediates (work in process inventory) into finished goods inventory.
         In light of the results to date of the Company's Phase 3 studies of ALFERON N Injection in HIV- and HCV-infected patients, the Company has recorded a reserve against its inventory of ALFERON N Injection to reflect its estimated net realizable value. The reserve was a result of the Company's assessment of anticipated near-term projections of product to be sold or utilized in clinical trials, giving consideration to historical sales levels. As a result, inventories at December 31, 2000 and 1999, reflect a reserve for excess inventory of $5,286,011 and $6,225,185, respectively.

         During 2000 and 1999, a portion of the reserve for excess inventory was reversed in the amount of $563,215 and $1,177,531, respectively, to reflect inventory at its estimated net realizable value. During 1998, the Company increased the reserve for excess inventory by $3,089,841 to reflect inventory at its estimated net realizable value.

         In addition, during 2000, approximately $375,959 of inventory was written off against the reserve for excess inventory due to losses in the conversion of work in process inventory into finished goods. Also, during 1999, approximately $2,900,000 of inventory was written off against the reserve for excess inventory since the inventory had expired and could no longer be sold or used for clinical trials.

Note 9.   Preferred Stock

         On February 5, 1998, the Company completed the sale of 7,500 shares of Series A Convertible Preferred Stock to an institutional investor for an aggregate amount of $7,500,000. The $7,179,000 of net proceeds were expected to augment the Company's working capital while awaiting the results of the two Phase 3 clinical trials of ALFERON N Injection for the treatment of HIV-infected and hepatitis C patients. After considering the reaction of the Company's stockholders to the issuance and the negative impact the issuance apparently had on the Company's market capitalization, the Board of Directors determined on February 13, 1998 to exercise an option to repurchase the shares of Convertible Preferred Stock for $7,894,737 (plus accrued dividends). The net loss to the Company on the repurchase of the Preferred Stock amounted to $737,037.

Note 10.   Income Taxes

         As a result of the loss allocation rules contained in the Federal income tax consolidated return regulations, approximately $6,009,000 of net federal operating loss carryovers, which expire from 2001 to 2006, are available to the Company upon ceasing to be a member of GP Strategies's consolidated return group in 1991. In addition, the Company has net federal operating loss carryovers for periods subsequent to May 31, 1991, and through December 31, 2000 of approximately $97,340,000 that expire from 2006 to 2020. In addition, the Company had state net operating loss carryovers of approximately $40,000,000 that expire from 2004 to 2007.

         The Company believes that the events culminating with the closing of its Common Stock Private Offering on November 6, 2000 may result in an "ownership change" under Internal Revenue Code, Section 382, with respect to its stock. The Company believes that as a result of the ownership change, the future utility of its pre-change net operating losses may be significantly limited. In addition, the Company has approximately $209,000 of research and development credit carryovers, which expire from 2001 to 2002 that are, in accordance with Internal Revenue Code, Section 383, subject to the annual limitation under Internal Revenue Code Section 382.

         The tax effects of temporary differences that give rise to deferred tax assets and liabilities consist of the following as of December 31, 2000 and 1999:




Deferred tax assets                                          2000             1999

Net operating loss carryforwards                         $35,496,000      $31,601,000
Tax credit carry-forwards                                    209,000          521,000
Inventory reserve                                          2,114,000        2,117,000
Property and equipment, principally due to
  differences in basis and depreciation                      510,000          387,000
                                                         -----------      -----------
Gross deferred tax asset                                  38,329,000       34,626,000
Valuation allowance                                      (38,329,000)     (34,626,000)
                                                         -----------      -----------
Net deferred taxes                                       $   ---          $   ---
                                                         ===========      ===========

         A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will be realized. The Company has determined, based on the Company's history of annual net losses, that a full valuation allowance is appropriate. The change in the valuation allowance for 2000 and 1999 was $3,703,000 and $1,543,000, respectively.

         The Company participates in the State of New Jersey's corporation business tax benefit certificate transfer program (the "Program"), which allows certain high technology and biotechnology companies to transfer unused New Jersey net operating loss carryovers to other New Jersey corporation business taxpayers. During 1999, the Company submitted an application to the New Jersey Economic Development Authority (the "EDA") to participate in the Program and the application was approved. The EDA then issued a certificate certifying the Company's eligibility to participate in the Program and the amount of New Jersey net operating loss carryovers the Company has available to transfer. Since New Jersey law provides that net operating losses can be carried over for up to seven years, the Company may be able to transfer its New Jersey net operating losses from the last seven years. The Program requires that a purchaser pay at least 75% of the amount of the surrendered tax benefit.

         During December 2000 and December 1999, the Company completed the sale of approximately $19 million and $32 million of its New Jersey tax loss carryovers and received $1.48 million (in January 2001) and $2.35 million (in December 1999), which were recorded as a tax benefit from gains on sale of state net operating loss carryovers on its Consolidated Statement of Operations in 2000 and 1999, respectively.

Note 11. Common Stock, Stock Options, Warrants and Other Shares Reserved

         The Company has a stock option plan (the "Plan"), which authorizes a committee of the Board of Directors to grant options, to purchase shares of Common Stock, to officers, directors, employees and consultants of the Company. Pursuant to the terms of the Plan, no option may be exercised after 10 years from the date of grant. The Plan permits options to be granted at a price not less than 85% of the fair market value, however, the options granted to date have been at fair market value of the common stock at the date of the grant.

         At December 31, 2000, the per share weighted-average fair value of stock options granted during 2000, 1999 and 1998 was $.88, $.21 and $2.20 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 2000 - expected dividend yield of 0.0%, risk-free interest rate of 6.1%, expected volatility of 142.4% and an expected life of 3.0 years; 1999 - expected dividend yield of 0.0%, risk-free interest rate of 6.1%, expected volatility of 116.4% and an expected life of 4.0 years; 1998 - expected dividend yield of 0.0%, risk-free interest rate of 4.3%, expected volatility of 113.9% and an expected life of 5.0 years.
         The Company applies APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                          2000            1999           1998
                                          ----            ----           ----

Net loss           as reported       $(2,981,672)    $(3,602,083)  $(21,325,301)
                   pro forma          (3,462,823)     (4,231,122)   (21,868,534)

Basic and diluted
  loss per share   as reported       $      (.25)    $      (.71)  $      (6.67)
                   pro forma                (.29)           (.83)         (6.84)

         Pro forma net loss and loss per share reflects options granted between 1995 and 2000. Related pro forma compensation cost is amortized over the options' vesting period.

     Employee stock option activity for options under the Plan during the periods indicated is as follows:

                                                Number of     Weighted-Average
                                                  Shares       Exercise Price
                                                ----------    ----------------
         Balance at December 31, 1997             212,367         $33.20

                  Granted                         336,234           2.65
                  Forfeited                        (9,787)         32.25
                  Expired                            (725)         46.05
                                                ----------
         Balance at December 31, 1998             538,089           1.40

                  Granted                       1,487,792            .25
                  Forfeited                      (138,621)          1.40
                                                ----------
         Balance at December 31, 1999           1,887,260            .25

                  Granted                          61,710           1.10
                  Forfeited                        (2,580)           .25
                                                ----------
         Balance at December 31, 2000           1,946,390            .28

         On October 27, 1999, the Company repriced all existing employee stock options to have an exercise price of $.25 (the closing market price on that date), which vest over a three-year period, and have an expiration date of December 31, 2003. Accordingly, the weighted average price of options outstanding at December 31, 1999 has been restated to $.25. All other terms and conditions of the repriced options remain the same with the exception of repricing the exercise price and the new expiration date.

         On October 15, 1998, the Company repriced all existing employee stock options to have an exercise price of $1.40 (the closing market price on that date).

         At December 31, 2000, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $.25-$1.25, and 3 years, respectively.

         At December 31, 2000, the number of options exercisable was 1,102,458, and the weighted-average exercise price of those options was $.27.
         FASB Interpretation No. 44 provides guidance for applying APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("FIN 44"). It applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status on or after July 1, 2000, except for provisions related to repricings and the definition of an employee that apply to awards issued after December 15, 1998. The Company has evaluated the financial impact of FIN 44 and has determined that the repricing of employee stock options on October 27, 1999 falls within the guidance of FIN
44. On October 27, 1999, the Company repriced 429,475 stock options to $.25 per share. On July 1, 2000, the implementation date of FIN 44, 352,823 shares of the 429,475 shares were fully vested (exercisable) and the closing price of the Company's common stock on such date was $1.63 per share. Beginning on and after July 1, 2000, the Company is required to record compensation expense on the repriced vested options only when the market price exceeds $1.63 per share and only on the amount in excess of $1.63 per share. For the repriced unvested stock options, the intrinsic value measured at the July 1, 2000 effective date that is attributable to the remaining vesting period will be recognized over that future period. The unvested stock options at July 1, 2000 (76,652) will fully vest on January 1, 2001. On December 31, 2000, the closing price of the Company's common stock was $.375 per share and accordingly, under FIN 44, no compensation expense was recorded on the repriced fully vested stock options. However, under FIN 44, for the repriced unvested stock options, the Company calculated and recorded compensation expense of $2,050, subject to adjustment for changes in the stock price.

Information regarding all Options and Warrants

         Changes in options and warrants outstanding during the years ended December 31, 2000, 1999 and 1998, and options and warrants exercisable and shares reserved for issuance at December 31, 2000 are as follows:

         The following table includes all options and warrants including employee options (which are discussed above).
                                                 Price Range          Number of
                                                  Per Share           Shares
                                                 -----------          ---------
    Outstanding at December 31, 1997        $21.80   -    $77.90       395,189
    Granted                                   2.65   -     41.90       336,234
    Terminated                               25.00   -     55.00       (10,512)
                                           ---------------------     ----------
    Outstanding at December 31, 1998          1.40   -     77.90       720,911
    Granted                                    .25   -      1.00     1,987,792
    Terminated                                1.40   -     54.00      (141,671)
                                            --------------------     ----------
    Outstanding at December 31, 1999           .25   -     77.90     2,567,032
    Granted                                    .56   -      1.50    14,631,279
    Terminated                                 .25   -     77.90       (90,975)
                                            --------------------     ----------
    Outstanding at December 31, 2000           .25   -     48.00    17,107,336
                                                                    ==========
    Exercisable:

    December 31, 2000                          .25   -     48.00    13,329,286
                                                                    ==========
    Shares reserved for issuance:

    December 31, 2000                                               17,107,336
                                                                    ==========

         Options and warrants outstanding and exercisable, and shares reserved for issuance at December 31, 2000, include 64,413 shares under warrant agreements with the underwriter of a 1996 Stock Offering. The warrants are priced at $48.00 per share and expire on April 23, 2001.

         Options and warrants outstanding and exercisable, and shares reserved for issuance at December 31, 2000, include 26,964 shares under warrant agreements with the underwriters of a 1997 Stock Offering. The warrants are priced at $36.00 per share and expire on August 18, 2002.

         Options and warrants outstanding and exercisable, and shares reserved for issuance at December 31, 2000, include 500,000 shares under a warrant agreement with GP Strategies. The warrants are priced at $1.00 per share and expire on March 25, 2004.

         Options and warrants outstanding and exercisable, and shares reserved for issuance at December 31, 2000, include 11,635,451 shares under warrant agreements with the purchasers of a 2000 private offering. The warrants are priced at $1.50 per share and expire on April 17, 2005.

         Options and warrants outstanding and shares reserved for issuance at December 31, 2000, include 2,934,118 shares under a warrant agreement to purchase 1,467,059 units. Each unit consists of a share of common stock and a warrant to purchase an additional share of common stock at a price of $1.50 per share, exercisable at a price of $.66 per unit beginning on April 17, 2001. The units were issued as compensation for services rendered to the Company in the 2000 private offering and expire on April 17, 2005.

Note 12. Savings Plan

         The ISI Savings Plan (the "Savings Plan") permits pre-tax contributions to the Savings Plan by participants pursuant to Section 401(k) of the Internal Revenue Code of up to 15% of base compensation. The Company will match up to the 6% level of the participants' eligible contributions. The Savings Plan matches 40% in cash and 60% in the Company's common stock up to the 6% level. For 2000, the Company's contribution to the Savings Plan was $124,000, consisting of $43,802 in cash and $80,198 in stock. For 1999, the Company's contribution to the Savings Plan was $137,000, consisting of $37,024 in cash and $99,976 in stock. For 1998, the Company's contribution to the Savings Plan was $288,000, consisting of $116,767 in cash and $171,233 in stock.

Note 13. Common Stock Compensation and Profit Sharing Plan

Common Stock Compensation Plan

         Effective October 1, 1997, the Company adopted the Common Stock Compensation Plan (the "Stock Compensation Plan"), providing key employees with the opportunity of receiving the Company's common stock as additional compensation.

         Pursuant to the terms of the Stock Compensation Plan, key employees were to receive, as additional compensation, a pre-determined amount of the Company's common stock in three equal installments on October 1, 1998, 1999 and 2000, provided that the key employees remain in the employ of the Company at each such installment date. As of October 1, 2000, 1999 and 1998, a deferred compensation liability of $289,920, $340,821 and $412,344, respectively, was accrued for these employees based on the common stock market price of October 1, 1997. On October 1, 2000, 1999 and 1998, the Company paid the compensation in cash in settlement of the Company's obligation to issue shares of common stock. Accordingly, cash of $7,414, $2,131, and $25,947, respectively, was paid in satisfaction of the accrued liability of $289,920, $340,821 and $412,344, respectively. The difference of $282,506, $338,690, and $386,397 was credited to additional paid in capital in 2000, 1999 and 1998, respectively.

Profit Sharing Plan

         The Company has a Profit Sharing Plan (the "Profit Sharing Plan") providing key employees and consultants with an opportunity to share in the profits of the Company. The Profit Sharing Plan is administered by the Company's Compensation Committee.

         Pursuant to the terms of the Profit Sharing Plan, the Compensation Committee, in its sole discretion, based upon the significance of the employee's contributions to the operations of the Company, selects certain key employees and consultants of the Company who are entitled to participate in the Profit Sharing Plan and determines the extent of their participation. The amount of the Company's profits available for distribution to the participants (the "Distribution Pool") is the lesser of (a) 10% of the Company's income before taxes and profit sharing expense and (b) an amount equal to 100% of the base salary for such year of all the participants in the Profit Sharing Plan.

         The Compensation Committee may require as a condition to participation that a participant remain in the employ of the Company until the end of the fiscal year for which payment is to be made. Payments required to be made under the Profit Sharing Plan must be made within 10 days of the filing of the Company's tax return. To date, there have been no contributions by the Company under the Profit Sharing Plan.

Note 14. Related Party Transactions

         GP Strategies owns approximately 4% of the Company's common stock as of December 31, 2000. The Company was a party to a management agreement with GP Strategies, pursuant to which certain legal, financial and administrative services had been provided by employees of GP Strategies. The fee for such services in both 1999 and 1998 was $120,000. Such costs were included in general and administrative expenses. The management agreement was terminated on March 27, 2000 (See Note 16). In addition, during the year ended December 31, 1998, the Company provided certain services to GP Strategies at the Company's estimated cost of $25,000. Such services were included as a reduction to general and administrative expenses.

         The Company owns the buildings which contain its offices and laboratories and until March 1998 leased a portion of the buildings to GP Strategies. Total occupancy costs for the year ended December 31, 1998 were approximately $1,084,000. GP Strategies paid to the Company as rent GP Strategies's proportionate share of such occupancy costs (based on both square feet occupied and number of personnel), which amounted to $29,375. Such income was included as a reduction to research and development expense.

         See Note 16 for information with respect to royalty obligations to GP Strategies.

Note 15. Supplemental Statement of Cash Flow Information

         The Company paid no income taxes or interest during the three-year period ended December 31, 2000.
         During the years ended December 31, 2000, 1999 and 1998 the following non-cash financing and investing activities occurred:

2000:
         The Company issued 870,000 shares, valued at $896,100, of common stock as settlement shares related to accounts payable (see Note 16).

         The Company credited capital in excess of par value for forgiveness of $129,886 of debt due GP Strategies.

         The Company reduced the settlement share contra-equity account and the corresponding liability by $382,515 for settlement shares sold.

1999:
         The Company issued 285,000 shares, valued at $534,375, of common stock as payment against accounts payable and the purchase of inventory.

         As consideration for a loan from GP Strategies, the Company issued 500,000 shares and warrants to purchase an additional 500,000 shares, valued at $500,000.

         The Company reduced the settlement share contra-equity account and the corresponding liability by $33,000 for settlement shares sold.

1998:
         The Company issued 330,000 shares valued at $1,250,094 of common stock as payment against a negotiated settlement (see Note 16) and accounts payable.

Note 16. Commitments

         The Company obtained human white blood cells used in the manufacture of ALFERON N Injection from several sources, including the Red Cross pursuant to a supply agreement dated April 1, 1997 (the "Supply Agreement"). The Company will not need to purchase more human white blood cells until such time as production of crude alpha interferon is resumed, and has not purchased any since April 1, 1998. Under the terms of the Supply Agreement, the Company was obligated to purchase a minimum amount of human white blood cells each month through March 1999 (the "Minimum Purchase Commitment"), with an aggregate Minimum Purchase Commitment during the period from April 1998 through March 1999 in excess of $3,000,000. As of November 23, 1998, the Company owed the Red Cross approximately $1.46 million plus interest at the rate of 6% annum accruing from April 1, 1998 (the "Red Cross Liability") for white blood cells purchased pursuant to the Supply Agreement.

         Pursuant to an agreement dated November 23, 1998, the Company granted the Red Cross a security interest in certain assets to secure the Red Cross Liability, issued to the Red Cross 300,000 shares of common stock and agreed to issue additional shares at some future date as requested by the Red Cross to satisfy any remaining amount of the Red Cross Liability. The Red Cross agreed that any net proceeds received by it upon sale of such shares would be applied against the Red Cross Liability and that at such time as the Red Cross Liability was paid in full, the Minimum Purchase Commitment would be deleted effective April 1,1998 and any then existing breaches of the Minimum Purchase Commitment would be waived. In January 1999 the Company granted the Red Cross a security interest (the "Security Interest") in, among other things, the Company's real estate, equipment inventory, receivables, and New Jersey net operating loss carryovers to secure repayment of the Red Cross Liability, and the Red Cross agreed to forbear from exercising its rights under the Supply Agreement, including with respect to collecting the Red Cross Liability until June 30, 1999 (which was subsequently extended until December 31, 1999). On December 29, 1999, the Company, the Red Cross and GP Strategies entered in an agreement pursuant to which the Red Cross agreed that until September 30, 2000 it would forbear from exercising its rights under (i) the Supply Agreement, including with respect to collecting the Red Cross Liability, and (ii) the Security Interest. As of the date hereof, the Red Cross has not given the Company notice of its intent to exercise its rights to collect the Red Cross Liability. Under the terms of such agreement, the Red Cross has the right to sell the Company's real estate. In the event the Red Cross is successful in selling the Company's real estate, the Company would hope to be able to enter into a lease with the new owner, although there can be no assurance that this would occur.

         As the liability to the Red Cross remains unsettled until such time as the Red Cross sells the shares they have already received and could receive in the future, the Company recorded any shares issued to the Red Cross as "Settlement Shares" within stockholders' equity. Any decreases, or increases up to the amount of any previous decreases, in the market value at issuance of the Company's common stock issued to the Red Cross, until such time as the Red Cross sells its shares, would impact the value of the shares held by the Red Cross and accordingly require an adjustment to "Settlement Shares". Due to the decline in the Company's stock price during 1999 and from November 23, 1998 to December 31, 1998, an adjustment for $550,000 and $525,000 has been recorded with a corresponding charge to cost of goods sold during 1999 and 1998, respectively. Due to the increase in the Company's stock price during the three months ended March 31, 2000 up to the date of sale by the Red Cross of all remaining Settlement Shares, an adjustment for $287,341 was recorded with a corresponding credit to cost of goods sold. During 1999, the Red Cross sold 27,000 of the Settlement Shares and sold the balance of such shares (273,000 shares) during the first quarter of 2000. As a result, the net proceeds from the sales of the Settlement Shares, $33,000 in 1999 and $368,000 in 2000, were applied against the liability to the Red Cross. The remaining liability to the Red Cross included in accounts payable on the consolidated balance sheet at December 31, 2000 and 1999 was approximately $1,276,000 and $1,579,000, respectively. On October 30, 2000, the Company issued an additional 800,000 shares to the Red Cross (with a market value of $824,000 on such date). Due to the decline in the Company's stock price from October 30, 2000 to December 31, 2000, an adjustment for $524,000 has been recorded with a corresponding charge to cost of goods sold in 2000. The net proceeds from the sale of such shares by the Red Cross will be applied against the remaining liability of $1,276,000 owed to the Red Cross. However, there can be no assurance that the net proceeds from the sale of such shares will be sufficient to extinguish the remaining liability owed the Red Cross.

         Pursuant to an agreement dated March 25, 1999, GP Strategies loaned the Company $500,000. In return, the Company granted GP Strategies (i) a first mortgage on the Company's real estate, (ii) a two-year option to purchase the Company's real estate, provided that the Company has terminated its operations and the Red Cross Liability has been repaid, and (iii) a two-year right of first refusal in the event the Company desires to sell its real estate. In addition, the Company issued GP Strategies 500,000 shares of Common Stock and a five-year warrant to purchase 500,000 shares of Common Stock at a price of $1 per share. The common stock and warrants issued to GP Strategies were valued at $500,000 and recorded as a financing cost and amortized over the original period of the GP Strategies Debt in 1999. Pursuant to the agreement, the Company has issued a note to GP Strategies representing the GP Strategies Debt, which note was originally due on September 30, 1999 (but extended to June 30, 2001) and bears interest, payable at maturity, at the rate of 6% per annum. In addition, at that time the Company negotiated a subordination agreement with the Red Cross pursuant to which the Red Cross agreed that its lien on the Company's real estate is subordinate to GP Strategies' lien. On March 27, 2000, the Company and GP Strategies entered into an agreement pursuant to which (i) the GP Strategies Debt was extended until June 30, 2001 and (ii) the Management Agreement between the Company and GP Strategies was terminated and all intercompany accounts between the Company and GP Strategies (other than the GP Strategies Debt) in the amount of approximately $130,000 were discharged which was recorded as a credit to capital in excess of par value. The agreement also provides that (i) commencing on May 1, 2001 and ending on June 30, 2001, on any day ISI may require GP Strategies to exercise the GP Warrant and sell the underlying shares, if the market price of ISI Common Stock exceeds $1.00 per share on each of the 10 trading days prior to any such day, and (ii) any proceeds from the sale of the shares issuable upon exercise of the GP Warrant in excess of the aggregate amount paid by GP Strategies to purchase such shares, would be deemed to reduce the then outstanding amount of principal and interest of the GP Strategies Debt until such amount is reduced to zero.

         As consideration for the transfer to the Company of certain licenses, rights and assets upon the formation of the Company by GP Strategies, the Company agreed to pay GP Strategies royalties of $1,000,000, but such payments will be made only with respect to those years in which the Company has income before income taxes, and will be limited to 25% of such income. To date, the Company has not generated income before taxes and therefore has not accrued or paid royalties to GP Strategies.

         See Notes 4 and 5 for information relating to royalties payable to Hoffmann and the Partnership, respectively. In 1989, the Company entered into a license agreement with Amarillo for co-exclusive rights to certain low dose oral formulations of interferon. The Company will be required to pay a royalty of 10% of net sales, as defined, of products produced and marketed by the Company that may be developed under the license agreement. To date, no sales of these products have occurred, therefore, no royalty payments have been made.

Note 17. Quarterly Financial Data (unaudited)

The following summarizes the Company's unaudited quarterly results for 2000 and 1999.

2000 Quarters                            First         Second         Third          Fourth
                                         ------        ------         -----          ------
                   Thousands of dollars except per share data

Revenues                                 $ 163         $ 158          $  324         $  424
Gross profit (loss)(1)                      68          (267)           (231)          (270)
Net loss                                  (813)         (820)         (1,272)           (77)
Basic and diluted loss per share          (.15)         (.09)           (.08)            --

1999 Quarters                            First         Second         Third          Fourth
                                         ------        ------         -----          ------

                   Thousands of dollars except per share data

Revenues                                 $  460        $  526         $ 998          $  345
Gross profit (loss)(1)                     (690)           35           605               5
Net income (loss)                        (2,712)       (1,416)         (648)          1,174
Basic and diluted income(loss)per share    (.58)         (.27)         (.12)            .22


(1) Gross profit (loss) is calculated as revenue less cost of goods sold and excess/idle production costs and reversal/(provision) for excess inventory.



Note 18. Fair Value of Financial Instruments

         The carrying values of financial instruments, assuming the Company continues as a going concern, including cash and cash equivalents, accounts receivable, accounts payable and long-term debt, approximate fair values, because of the short term nature or interest rates that approximate current rates.

         No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.




         TABLE OF CONTENTS [UPDATE]                                        PAGE

         Summary.............................................................. 3
         Risk Factors .........................................................4
         Price Range of Common Stock and Dividends............................13
         Use of Proceeds......................................................14
         Selected Financial Data..............................................15
         Management's Discussion and Analysis
           of Financial Condition and Results
           of Operations......................................................16
         Business.............................................................25
         Management...........................................................40
         Certain Relationships and Related
           Transactions.......................................................43
         Principal Stockholders...............................................45
         Description of Capital Stock........................................46
         Selling Stockholders ................................................47
         Plan of Distribution ................................................53
         Legal Matters .......................................................54
         Experts .............................................................54
         Where You Can Find More Information .................................54
         Index to Consolidated Financial Statements..........................F-1


                            INTERFERON SCIENCES, INC.

                                  COMMON STOCK

                                                       ------------------------

                                   PROSPECTUS

                                                       ------------------------

                               ____________, 2001

9
                                       II-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered hereby. All the amounts are estimates, except the commission registration fee. The selling stockholders will bear the cost of all selling commissions and underwriting discounts with respect to the sale of any securities by them.

         Securities and Exchange Commission registration fee       $
         Legal fees and expenses
         Accounting and Miscellaneous expenses

        Total                                                      $
                                                                   ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 .........Article 9 of the Company's Restated Certificate of Incorporation
provides that the Company shall, to the full extent then permitted by law, indemnify all persons whom it may indemnify pursuant thereto. In addition,
Article 10 of the Company's Restated Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.

 .........Section 145 of the General Corporation Law of the State of Delaware
permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

 .........Section 102(b)(7) of the General Corporation Law of the State of
Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Company currently has a $5,000,000 directors' and officers' liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Except as described in the prospectus, there were no recent sales of unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits
Exhibit
Number                 Exhibit Description


3.1 - Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3B of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988.

3.2 - Certificate of Amendment of Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.4 of Registration Statement No. 33-40902.

3.3 - Certificate of Amendment of Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.2 of Registration Statement No. 33-40902.

3.4 - Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.4 of Registration Statement No. 33-00845.

3.5 - Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.5 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

3.6 - By-Laws of the Registrant, as amended. Incorporated herein by reference to
Exhibit 3.2 of Registration Statement No. 2-7117.

5 - Opinion of Duane, Morris & Heckscher LLP**.

10.1 - Transfer and License Agreement among National Patent, Hydron Laboratories, Inc. and the Registrant dated as of January 1, 1981. Incorporated herein by reference to Exhibit 10.8 of the Registrant's Registration Statement No. 2-71117.

10.2 - Registrant's 1981 Stock Option Plan, as amended. Incorporated herein by reference to Exhibit 10.3 to Registration Statement No. 33-59479.

10.3 - Profit Sharing Plan of the Registrant. Incorporated herein by reference to Exhibit 10X of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988.

10.4 - License Agreement dated October 20, 1989 between the Registrant and Amarillo Cell Culture Company, Incorporated. Incorporated herein by reference to
Exhibit 10Y of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989.

10.5 - GP Strategies 401(k) Savings Plan dated January 9, 1992, effective March 1, 1992. Incorporated herein by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the Year ended December 31, 1992.

10.6 - Processing and Supply Agreement dated as of September 1, 1994 between Registrant and Sanofi Winthrop L.P. Incorporated herein by reference to Exhibit 6(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

10.7 - Amendment of ACC/ISI License Agreement, dated 27, 1995, between Registrant and Amarillo Cell Culture Company, Incorporated. Incorporated herein by reference to Exhibit 10.43 to Registration Statement No. 33-59479.

10.8 - PPM/ACC Sub License Agreement, dated April 27, 1995, between Pharma Pacific Management Pty. Ltd., and Amarillo Cell Culture Company, Incorporated. Incorporated herein by reference to Exhibit 10.52 to Registration Statement No. 33-59479.

10.9 - Agreement, dated as of April 1, 1997, between the Registrant and the American National Red Cross. Incorporated by reference to Exhibit 10.54 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.10 - Agreement dated May 27, 1997,  between the Registrant and Alternate Site
Distributors,   Inc.   Incorporated   by  reference  to  Exhibit  10.55  of  the
Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.11 - Employment Agreement, dated as of October 1, 1997, between the Registrant and Lawrence M. Gordon. Incorporated by reference to Exhibit 10.59 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

10.12 - Securities Purchase Agreement, dated July 28, 2000 and amended and restated as of April 9, 2001, between the Registrant and Metacine. Incorporated by reference to Exhibit 1 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

10.13 - Metacine  Warrant,  dated April 9, 2001.  Incorporated  by  reference to
Exhibit 2 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

10.14 - Services Plan Escrow Agreement, dated as of April 9, 2001, among the Company, Metacine, and Reed Smith LLP. Incorporated by reference to Exhibit 3 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

10.15 - Purchaser Shares Escrow Agreement, dated as of April 9, 2001, among the Company, Metacine, and Reed Smith LLP. Incorporated by reference to Exhibit 4 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

10.16 - Shareholders Agreement, dated as of March 20, 2000 and amended and restated as of July 28, 2000, among Metacine and its stockholders.. Incorporated by reference to Exhibit 5 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

21.0 - Subsidiaries of the Registrant.

23.1 - Consent of independent auditors.**

23.2 - Consent of Duane, Morris & Heckscher LLP (included in their opinion to be filed as Exhibit 5).**

24 - Powers of Attorney**

 *Filed herewith.
** Previously filed.

(b)      Financial Statement Schedules

              Schedules have been omitted because they are not required or are not applicable or the required information has been included in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Middlesex, State of New Jersey on February 14, 2002.

                                         INTERFERON SCIENCES, INC.

                                         By  /s/ Lawrence M. Gordon
                                         --------------------------------
                                                 Lawrence M. Gordon
                                                 Chief Executive Officer

                                POWER OF ATTORNEY
         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 14, 2002                 /s/ Lawrence M. Gordon
                                        ----------------------------------------
                                            Lawrence M. Gordon
                                            Chief Executive Officer and Director
                                           (Principal Executive Officer)


Date: February 14, 2002                                       *
                                        ----------------------------------------
                                             Donald W. Anderson
                                             Controller
                                    (Principal Accounting and Financial Officer)


Date: February 14, 2002                                       *
                                        ----------------------------------------
                                              Stanley G. Schutzbank, Ph.D.
                                              President and Director


Date: February 14, 2002                                       *
                                        ----------------------------------------
                                               Samuel H. Ronel, Ph.D.
                                               Chairman of the Board

Date: February 14, 2002
                                        ----------------------------------------
                                                Sheldon Glashow, Ph.D.
                                                Director
* By  /s/ Lawrence M. Gordon
     -----------------------
         Lawrence M. Gordon,
         Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number   .........Exhibit Description

3.1 - Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3B of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988.

3.2 - Certificate of Amendment of Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.4 of Registration Statement No. 33-40902.

3.3 - Certificate of Amendment of Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.2 of Registration Statement No. 33-40902.

3.4 - Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.4 of Registration Statement No. 33-00845.

3.5 - Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.5 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

3.6 - By-Laws of the Registrant, as amended. Incorporated herein by reference to
Exhibit 3.2 of Registration Statement No. 2-7117.

5 - Opinion of Duane, Morris & Heckscher LLP**

10.1 - Transfer and License Agreement among National Patent, Hydron Laboratories, Inc. and the Registrant dated as of January 1, 1981. Incorporated herein by reference to Exhibit 10.8 of the Registrant's Registration Statement No. 2-71117.

10.2 - Registrant's 1981 Stock Option Plan, as amended. Incorporated herein by reference to Exhibit 10.3 to Registration Statement No. 33-59479.

10.3 - Profit Sharing Plan of the Registrant. Incorporated herein by reference to Exhibit 10X of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988.

10.4 - License Agreement dated October 20, 1989 between the Registrant and Amarillo Cell Culture Company, Incorporated. Incorporated herein by reference to
Exhibit 10Y of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989.

10.5 - GP Strategies 401(k) Savings Plan dated January 9, 1992, effective March 1, 1992. Incorporated herein by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the Year ended December 31, 1992.

10.6 - Processing and Supply Agreement dated as of September 1, 1994 between Registrant and Sanofi Winthrop L.P. Incorporated herein by reference to Exhibit 6(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

10.7 - Amendment of ACC/ISI License Agreement, dated 27, 1995, between Registrant and Amarillo Cell Culture Company, Incorporated. Incorporated herein by reference to Exhibit 10.43 to Registration Statement No. 33-59479.

10.8 - PPM/ACC Sub License Agreement, dated April 27, 1995, between Pharma Pacific Management Pty. Ltd., and Amarillo Cell Culture Company, Incorporated. Incorporated herein by reference to Exhibit 10.52 to Registration Statement No. 33-59479.

10.9 - Agreement, dated as of April 1, 1997, between the Registrant and the American National Red Cross. Incorporated by reference to Exhibit 10.54 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.10 - Agreement dated May 27, 1997, between the Registrant and Alternate Site Distributors, Inc. Incorporated by reference to Exhibit 10.55 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.11 - Employment Agreement, dated as of October 1, 1997, between the Registrant and Lawrence M. Gordon. Incorporated by reference to Exhibit 10.59 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

10.12 - Securities Purchase Agreement, dated July 28, 2000 and amended and restated as of April 9, 2001, between the Registrant and Metacine. Incorporated by reference to Exhibit 1 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

10.13 - Metacine Warrant, dated April 9, 2001. Incorporated by reference to
Exhibit 2 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

10.14 - Services Plan Escrow Agreement, dated as of April 9, 2001, among the Company, Metacine, and Reed Smith LLP. Incorporated by reference to Exhibit 3 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

10.15 - Purchaser Shares Escrow Agreement, dated as of April 9, 2001, among the Company, Metacine, and Reed Smith LLP. Incorporated by reference to Exhibit 4 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

10.16 - Shareholders Agreement, dated as of March 20, 2000 and amended and restated as of July 28, 2000, among Metacine and its stockholders.. Incorporated by reference to Exhibit 5 of the Registrant's Current Report on Form 8-K dated May 1, 2001.

21.0 - Subsidiaries of the Registrant.

23.1 - Consent of independent auditors.**

23.2 - Consent of Duane, Morris & Heckscher LLP (included in their opinion to be filed as Exhibit 5).**

24 - Powers of Attorney**.

*  Filed herewith.
** Previously filed.

                                                                  Exhibit 21

                         Subsidiaries of the Registrant



Name                                             Jurisdiction


Interferon Sciences Development Corporation         Delaware